Exhibit 2.1

Dated ___ 2021

PRUDENTIAL PLC

and

JACKSON FINANCIAL INC.

DEMERGER AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RJYT/NLZC/RQD/OXH)

25.	Notices	36

26.	Entire Agreement	37

27.	Contracts (Rights of Third Parties) Act 1999	37

28.	Miscellaneous	37

29.	Governing Law and Service of Process	39

Schedule 1 Costs		40

Schedule 2 Mutual Indemnities		41

Schedule 3 Provisions on Claims under the Mutual Indemnities		44

Schedule 4 Access to Personal Data		50

Schedule 5 Employee Share Schemes		63

Schedule 6 Insurance		63

Schedule 7 Tax Matters		70

This Agreement is made as a deed on ___ 2021:

BETWEEN:

1.	PRUDENTIAL PLC, a company incorporated in England with number 1397169, having its registered office at 1 Angel Court, London EC2R 7AG (“Prudential”); and

2.	JACKSON FINANCIAL INC., a Delaware corporation having its registered office at 1 Corporate Way, Lansing, Michigan, United States (“Jackson”).

WHEREAS:

(A)

Jackson is currently an indirect majority-owned subsidiary of Prudential and the holding company of the Jackson Business and the Jackson Group Companies. PUSH holds 90.1 per cent. of the combined voting power of Jackson’s common stock. Athene holds the remaining 9.9 per cent. of the combined voting power.

(B)

Prudential intends to demerge approximately 69.2% of Jackson’s total common stock and approximately 70.2% of the combined voting power of Jackson’s common stock, on a pro rata basis to shareholders of Prudential on the record date for the distribution by way of a direct dividend demerger. Following the completion of the Demerger, Prudential intends to retain outstanding Jackson Shares representing approximately 19.7% of Jackson’s total common stock and approximately 19.9% of the combined voting power of Jackson’s common stock.

(C)

Prudential and Jackson have conditionally agreed on the terms of this Agreement that Prudential will, pursuant to the Demerger Resolution, pay the Demerger Dividend to Qualifying Prudential Shareholders. The Demerger is expected to be implemented on [                    ] 2021.

(D)

Prudential intends to implement a Pre-Completion Reorganisation whereby all of the shares in Jackson currently held by PUSH will be transferred to PCAL, and then distributed from PCAL to Prudential to ensure that, immediately prior to Completion, Jackson is a direct majority-owned subsidiary of Prudential.

(E)

This Agreement, which is a deed, sets out the terms on which the Demerger is intended to be effected and certain terms on which the relations between Prudential and Jackson will be governed following Completion.

THIS DEED PROVIDES as follows:

1.	INTERPRETATION

1.1	In this Agreement and the schedules:

“Athene”	means Athene Life Re Ltd or its successors or assigns;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, UK and New York, United States;

“Business Information”

means all information in whatever form held, including (without limitation) all:

(i) formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii)  customer lists, sales, marketing and promotional information;

(iii)  business plans and forecasts;

(iv) technical or other expertise; and

(v)   all accounting and Tax records, correspondence, orders and inquiries;

“CDIs”	has the meaning given to that term in clause 5.2;

“Change of Control”	means a change in the direct or indirect ownership of a party which results in a person (and/or its affiliates and/or persons acting in concert with it) acquiring Control of such party;

“Circular”	means the circular to be dated with the Posting Date and to be sent to the shareholders of Prudential in connection with the Demerger, including a notice of general meeting of Prudential;

“Class B Shares”	means the shares of Class B common stock in Jackson of par value $0.01 each in issue immediately prior to Completion;

“CoC Party”	has the meaning given to that term in clause 12.1;

“Completion”	means completion of the Demerger by way of implementation of the Completion Steps;

“Completion Steps”	means the steps set out in clause 5.2;

“Conditions Precedent”	means the conditions set out in clause 2.1;

“Confidential Data”	means any confidential data relating to the Non-CoC Party held by the CoC Party as notified by the Non-CoC Party in a request made pursuant to clause 12.1;

“Control”	means, in relation to a company, the ability of a person to ensure that the activities and business of that company are conducted in accordance with the wishes of that person, and a person shall be deemed to have control of a company if it possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that company, has the right to appoint or remove the majority of the directors of the company or has the right to receive the majority of the income of that company on any distribution by it of all of its income or the majority of its assets on a winding up, and “Controlled” shall be construed accordingly;

“Corporate Data”	means any data under the control of a Providing Party or any of its subsidiaries, other than Corporate Personal Data and Personal Data;

“Corporate Personal Data”

means any:

(i) employee names;

(ii)  corporate email addresses;

(iii)  corporate phone numbers and dial-in details;

(iv) corporate work addresses;

(v)   job titles; or

(vi) Personal Data contained in signature blocks of contracts,

obtained, or to be obtained, by a Requesting Party from a Providing Party solely as a consequence of a request for Corporate Personal Data (or incidentally as a consequence of a request for Corporate Data pursuant to clause 10.1);

“Costs”	means charges and reasonable costs (including legal costs) and expenses, which are properly incurred and of an out-of-pocket nature, together with any amounts in respect of VAT comprised in such charges, costs and expenses but only to the extent not recoverable;

“D&O Policy”	has the meaning given to it in clause 15.2;

“Demerger”	means the proposed demerger of Jackson pursuant to the Demerger Dividend;

“Demerger Dividend”	means the proposed interim in-specie dividend of Jackson Shares representing 70.2 per cent. of the combined voting power of Jackson by Prudential to Qualifying Prudential Shareholders;

“Demerger Record Time”	means 6.00 p.m. London time on 18 May 2021, or such other time and/or date as the Prudential Board may, in its absolute discretion, determine;

“Demerger Resolution”	means the resolution set out in the notice of general meeting of Prudential included in the Circular;

“Excluded Jackson Business Liability”	has the meaning given to that term in Schedule 2 (Mutual Indemnities);

“Excluded Prudential Business Liability”	has the meaning given to that term in Schedule 2 (Mutual Indemnities);

“Face of Prudence Device”	means the device designated as such in Schedule 8 (Face of Prudence Device) in any colour;

“FCA”	means the Financial Conduct Authority acting in its capacity as the competent authority under Part VI of FSMA;

“Form 10”	the registration statement on Form 10 that has been filed with, and declared effective by, the SEC in respect of Jackson Shares;

“FSMA”	means the Financial Services and Markets Act 2000;

“GDPR”	means the UK version of the General Data Protection Regulation (EU) No 2016/679 (“EU GDPR”), which came into effect on 1 January 2021 when the EU GDPR was incorporated into UK domestic law by the European Union (Withdrawal) Act 2018, with certain modifications;

“Group”	means the Prudential Group or the Jackson Group, as the context requires;

“Group Company”	means a Prudential Group Company or a Jackson Group Company, as the context requires;

“Group RemCo Deliverables”	means the financial and reporting deliverables, and related disclosures for the period from 1 January 2021 up to and including the date of the Demerger, that are required by Prudential’s Group Remuneration Committee, as agreed between Prudential and Jackson prior to completion of the Demerger;

“HKEx”	means the Stock Exchange of Hong Kong Limited;

“HMRC”	means HM Revenue & Customs;

“Indemnified Party”	has the meaning given to that term in Schedule 3 (Provisions on Claims under the Mutual Indemnities);

“Indemnifying Party”	has the meaning given to that term in Schedule 3 (Provisions on Claims under the Mutual Indemnities);

“Insurance Date”	has the meaning given to that term in Schedule 3 (Provisions on Claims under the Mutual Indemnities);

“Intellectual Property Rights”	means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing, which subsist anywhere in the world;

“Long Stop Date”	has the meaning given to that term in clause 2.1;

“Jackson Board”	means the board of Jackson Directors and any duly authorised committee of that board, from time to time;

“Jackson Business”	means the business operated from time to time by the Jackson Group, which is described in the Form 10;

“Jackson Business Liabilities”	has the meaning given to that term in Schedule 2 (Mutual Indemnities);

“Jackson Directors”	means the directors of Jackson, from time to time;

“Jackson Group”	means Jackson and its subsidiaries from Completion;

“Jackson Group Companies”	means any member of the Jackson Group from time to time, and “Jackson Group Company” shall be construed accordingly;

“Jackson Group Company Guarantee”	means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any Jackson Group Company in respect of any Prudential Group Company or any liabilities or obligations of any Prudential Group Company or the Prudential Business;

“Jackson Transfer Agent”	means Equiniti Limited;

“Jackson Shares”	means the shares of Class A common stock in Jackson of par value $0.01 each in issue immediately prior to Completion;

“Jackson Stock Split”	means the recapitalisation of the issued and outstanding shares of common stock in Jackson;

“Marks”	means any trade mark or service mark (whether registered or unregistered);

“Mutual Indemnities”	means the indemnities given by Prudential to Jackson, or by Jackson to Prudential, which are contained in clause 8 (Guarantees and Undertakings) and Schedule 2 (Mutual Indemnities);

“Names”	means any company name, business name, trading name or service name (whether registered or unregistered);

“NYSE”	means the New York Stock Exchange;

“Non-CoC Party”	has the meaning given to that term in clause 12.1;

“Other Group”	means, in relation to a Prudential Group Company, the Jackson Group and, in relation to a Jackson Group Company, the Prudential Group;

“PCAL”	means Prudential Corporation Asia Limited;

“Personal Data”	means any information relating to an identified or identifiable natural person, where an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person and excludes Corporate Personal Data;

“Personal Data Provider”	has the meaning given to that term in clause 11.1;

“Personal Data Requester”	has the meaning given to that term in clause 11.1;

“Posting Date”	means the date of this Agreement (or such other date as may be agreed by Prudential and Jackson as the date for the issue and dispatch of the Circular and the effectiveness of the Form 10);

“Pre-Completion Reorganisation”	has the meaning given to that term in clause 13.1;

“Pre-Demerger Group”	means, together, the Prudential Group and the Jackson Group;

“Providing Party”	has the meaning given to that term in clause 10.1;

“Prudential Board”	means the board of Prudential Directors and any duly authorised committee of that board, from time to time;

“Prudential Business”	means the business operated from time to time by the Prudential Group, which is described in the Circular;

“Prudential Business Liabilities”	has the meaning given to that term in Schedule 2 (Mutual Indemnities);

“Prudential Directors”	means the directors of Prudential from time to time;

“Prudential Group”	means Prudential and its subsidiary companies from Completion;

“Prudential Group Companies”	means any member of the Prudential Group from time to time, and “Prudential Group Company” shall be construed accordingly;

“Prudential Group Company Guarantee”	means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any Prudential Group Company in respect of any Jackson Group Company or any liabilities or obligations of any Jackson Group Company or the Jackson Business;

“Prudential Incentive Plans”	means any or all of the Prudential Savings-Related Share Option Scheme, the Prudential Group Share Incentive Plan, the PPMA Performance Incentive Award Plan, the Prudential Group Deferred Bonus Plan 2010, the Prudential Deferred Annual Incentive Plan 2013, the Prudential Long-Term Incentive Plan and the Prudential Restricted Stock Plan 2015;

“Prudential JGC Directors”	has the meaning given to it in clause 15.2;

“Prudential Shareholders”	means holders of the Prudential Shares on the register of members of Prudential from time to time;

“Prudential Shares”	means the fully paid ordinary shares in the capital of Prudential;

“Prudential Sponsor’s Agreement”	means the sponsor’s agreement entered into between Goldman Sachs International and Prudential dated on or about the date of this Agreement in connection with the Circular;

“PRUDENTIAL/PRU Names and Marks”	means any Name or Mark consisting of or including the elements “PRUDENTIAL”, “PRUDENCE” and/or “PRU” and the Face of Prudence Device;

“PUSH”	means Prudential (US Holdco 1) Limited;

“Qualifying Prudential Shareholders”	means the Prudential Shareholders on the register of members of Prudential at the Demerger Record Time;

“Relevant Jackson Shares”	means such number of Jackson Shares held by Prudential representing approximately 70.2 per cent. of the total voting interests in Jackson;

“Relief”	means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax, and any repayment of Tax;

“Requesting Party”	has the meaning given to that term in clause 10.1;

“SEC”	means the US Securities and Exchange Commission;

“SGX”	means the Singapore Exchange Limited;

“Share Sale Option”	has the meaning given to it in the Circular;

“Small Shareholders”	has the meaning given to it in the Circular;

“Stockholders’ Agreement”	has the meaning given to that term in clause 13.1;

“Tax”	means all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, development, franchise, employment, value added and personal property, whether of the United Kingdom, the United States or elsewhere, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them, but not including rates in respect of business premises or utilities, or other items generally treated as revenue expenditure;

“Tax Authority”	means any authority responsible for the collection or management of any Tax;

“Third Party Consents”	means all consents, licences, permits, approvals or any agreements of third party providers as are required for the performance of the obligations of the parties under clause 9 (Contractual Arrangements and Dealings with Third Parties);

“VAT”

means:

(i) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(ii)  to the extent not included in paragraph (i) above, any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and

(iii)  any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above, whether imposed in a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above or imposed elsewhere; and

“Working Hours”	means 9.00 a.m. to 5.00 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, and schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and schedules to, this Agreement;

(B)	use of any gender includes the other genders;

(C)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(D)

references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(F)

a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of Prudential or Jackson under this Agreement;

(G)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(H)

references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping the person harmless on an after-Tax basis from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(I)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after- Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(J)	the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”; and

(K)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)

general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.3	In this Agreement, unless otherwise specified:

(A)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(B)

the schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

2.	CONDITIONS PRECEDENT

2.1

The provisions of this Agreement, other than those arising under clause 1 (Interpretation), clause 2 (Conditions Precedent), clause 3 (Pre-Completion Obligations), clause 4 (Transfer of Relevant Jackson Shares), clause 19 (Confidentiality), clause 24 (Further Assurance and Cooperation) and clause 25 (Notices) to clause 29 (Governing Law and Service of Process) (inclusive), shall be conditional upon all of the following:

(A)	the approval of the Demerger Resolution by a majority of Prudential Shareholders at the general meeting of Prudential Shareholders;

(B)	completion of the Pre-Completion Reorganisation, as contemplated in clause 13 (Pre-Completion Reorganisation);

(C)	completion of the Jackson Stock Split;

(D)	the approval of the Demerger Dividend by the Prudential Board;

(E)	the Form 10 being declared effective by the SEC, with no stop order in effect with respect thereto;

(F)	the Prudential Sponsor’s Agreement not having terminated in accordance with its terms;

(G)	acceptance of Jackson’s common stock for listing on the NYSE, subject to official notice of issuance (and such acceptance not having been withdrawn);

(H)

any regulatory approvals that have been obtained and which are required for the implementation of the Demerger not having been withdrawn, revoked or rescinded (and such regulatory approvals not having lapsed); and

(I)	the no-objection confirmation letter issued by the HKEx in relation to the Demerger pursuant to Practice Note 15 of the Hong Kong Listing Rules not having been withdrawn.

Subject to clause 2.2 each of Prudential and Jackson shall use reasonable endeavours to ensure fulfilment of the Conditions Precedent. Prudential may waive in writing in whole or in part the Conditions Precedent in sub-clauses 2.1(A) and 2.1(B).

2.2

If the Conditions Precedent are not satisfied or, where permissible, waived by 8.00 a.m. on 20 October 2021 (or such other time and/or date as Prudential and Jackson may agree) (the “Long Stop Date”), this Agreement shall automatically terminate and neither Prudential nor Jackson shall have any claim of any nature whatsoever against the other under this Agreement. Each of Prudential and Jackson undertakes to the other to disclose anything which will or may prevent or delay any of the Conditions Precedent from being satisfied immediately after it comes to the notice of that party.

2.3

Each of Prudential and Jackson will procure, to the extent it is able, that, between the time of this Agreement and Completion, the Jackson Business will be carried on in the ordinary course subject only to:

(A)	implementation of any remaining steps to be undertaken pursuant to the Demerger or this Agreement, or any further steps required to be taken in consequence of taking such remaining steps;

(B)	actions undertaken in the course of implementing operational separation of the Jackson Business from the Prudential Business in preparation for the Demerger;

(C)

any matter undertaken as a requirement of law or applicable regulation or as a requirement of any contract, arrangement or commitment relating to the Jackson Business in place prior to the date of this Agreement; and

(D)

immediate or prompt steps undertaken to the extent required to prevent (so far as possible) or remedy or limit the consequences of any matter having a material and adverse effect on the ongoing operations of the Jackson Business (which matter shall be promptly notified by the discovering party to the other party if reasonably practicable prior to taking such steps (and if not, as soon as reasonably practicable thereafter)). The discovering party shall consult with and give reasonable consideration to any reasonable corrective or remedial action proposed by the other party in respect of such matter.

3.	PRE-COMPLETION OBLIGATIONS

3.1	On the Posting Date:

(A)

subject to the prior approval of the Circular by the Prudential Board, the FCA and the HKEx, Prudential shall procure the despatch or publication of the Circular to all of the Prudential Shareholders; and

(B)

Jackson shall procure that the Form 10 is declared effective by the SEC, and Prudential shall procure that the Notice of Internet Availability is mailed to all Prudential Shareholders and that the Form 10 is made available to all Prudential Shareholders in accordance with the Notice of Internet Availability.

3.2

Each of Prudential and Jackson undertakes to the other that if, at any time after the Posting Date and before the commencement of regular-way trading in the Jackson Shares, it comes to the notice of either of them that:

(A)	any statement contained in the Circular or the Form 10 has become or been discovered to be untrue, incorrect or misleading in any material respect;

(B)

either the Circular or the Form 10 does not contain a statement that it should contain in order to comply with any applicable law or the rules of any relevant regulatory authority and that omission is or may be material;

(C)

there has been a significant change affecting any matter contained in the Circular or the Form 10 which would have been required to be disclosed in any such document had it occurred before the Posting Date; or

(D)	a significant new matter has arisen, the inclusion of information in respect of which would have been required in the Circular or in the Form 10 had it arisen before the Posting Date,

then that party shall immediately notify the other party of the same in writing.

3.3	Each of Prudential and Jackson undertakes:

(A)

to procure that, prior to Completion, except as required by law, the FCA, the SEC, the NYSE, the HKEx or the SGX and without prejudice to clause 28.9, no action will be taken by it which is inconsistent with the provisions of this Agreement or Completion;

(B)

that it will comply with applicable legal and regulatory requirements in relation to the Demerger, the Circular and the Form 10 and the matters and transactions contemplated thereby and by this Agreement;

(C)

to consult with the other party before taking any action as a consequence of any matter referred to in clause 3.2, except to the extent that this undertaking to consult with the other party inhibits either party from complying with any of its legal, regulatory or fiduciary obligations;

(D)

that, prior to Completion, it shall take all necessary actions to effect the Jackson Stock Split, including the passing (or procuring the passing) of any required consents of the Jackson Board and the stockholders of Jackson and filing an amendment or amendment and restatement to Jackson’s Certificate of Incorporation; and

(E)	that, at or prior to Completion, it shall take all necessary actions to cause the individuals identified in the Form 10 as Jackson Directors to be appointed to the Jackson Board.

4.	TRANSFER OF RELEVANT JACKSON SHARES

4.1

Subject to the passing of the Demerger Resolution and the Prudential Board determining, in its absolute discretion, that the Demerger continues to be in the best interests of Prudential and the Prudential Shareholders, Prudential agrees to declare the Demerger Dividend in accordance with the Demerger Resolution and resolve to transfer, with full title guarantee and free from all security interests, options, claims, or encumbrances whatsoever, the Relevant Jackson Shares to the Qualifying Prudential Shareholders on the basis of one Jackson Share per 40 Prudential Shares held by such Qualifying Prudential Shareholder.

4.2	Prudential shall make available to Jackson and Equiniti Trust Company the registered names, addresses and shareholdings of the Qualifying Prudential Shareholders.

5.	COMPLETION OBLIGATIONS

5.1

Subject to the satisfaction or waiver of the Conditions Precedent (except for any Condition Precedent which will be satisfied only upon Completion), Completion of this Agreement shall take place on [                    ] 2021, or on such other date as Prudential and Jackson shall agree.

5.2	At Completion, the following business shall be transacted:

(A)	Prudential shall deliver to the Jackson Transfer Agent duly executed transfers of the Relevant Jackson Shares in favour of the Qualifying Prudential Shareholders; and

(B)

Jackson shall procure that, except for Relevant Jackson Shares in respect of which Qualifying Prudential Shareholders elected to exercise the Share Sale Option, the names of the Qualifying Prudential Shareholders or Cede & Co, for delivery in DTCC to the relevant Euroclear UK & Ireland DTC account delivery of CREST Depository Interests (“CDIs”) to CREST shareholders and relevant eligible holders who are to have their entitlement to Jackson shares held through Equiniti Corporate Nominees Limited in such form, to whom the Relevant Jackson Shares have been transferred are recorded in the register of stockholders of Jackson as the holders of such Relevant Jackson Shares.

5.3

Any amounts outstanding at Completion between any Prudential Group Company and any Jackson Group Company shall, to the extent not already settled (and unless otherwise agreed between Prudential and Jackson):

(A)

be settled by payment to the relevant Prudential Group Company or Jackson Group Company (as appropriate) in the normal course in accordance with this Agreement or any other pre-existing arrangements; or

(B)

in the case of amounts which relate to intra-group financing or similar arrangements, or in respect of which no payment terms have previously been agreed, be repaid or settled on or as soon as reasonably practicable after Completion or on such date as the parties may agree, and each of Prudential and Jackson agree to procure compliance by members of their respective Groups with the provisions of this clause 5.

5.4	Prudential undertakes with effect from Completion:

(A)	to hold the Relevant Jackson Shares upon trust for the Qualifying Prudential Shareholders as beneficial owners;

(B)

to account to the Qualifying Prudential Shareholders for any dividends, interest, bonuses, in specie or other distributions or payments of whatever nature paid or made to Prudential in respect of the Relevant Jackson Shares;

(C)

not to exercise any rights, powers or privileges attaching to the Relevant Jackson Shares or exercisable in the capacity of registered holder of the Relevant Jackson Shares without the prior written consent of the relevant Qualifying Prudential Shareholders; and

(D)

promptly on receipt to deliver to the Qualifying Prudential Shareholders any notice, letter or other document of any nature relating to the Relevant Jackson Shares which Prudential receives after the date of this Agreement.

5.5

The undertakings given in clause 5.4 above shall be irrevocable but shall automatically terminate on the date on which the Qualifying Prudential Shareholders are entered in the register of stockholders of Jackson as the holder of the Relevant Jackson Shares.

5.6

Following Completion, Prudential and Jackson each undertake to co-operate and use, and to procure that each Group Company shall use, reasonable endeavours to obtain or renew (as the case may be) any regulatory approvals or consents required in respect of any disposal, sale or transfer of Jackson Shares by any Prudential Group Company in connection with the Demerger Dividend, including without limitation promptly making all necessary applications, notifications, submissions and filings required, promptly informing the other of the status thereof.

6.	SEPARATION COMMITTEE

6.1

Prudential and Jackson shall establish a separation committee to review and assist in the implementation of this Agreement after Completion, to consider any additional issues arising from the implementation of the Demerger and to determine any disputes which may arise between members of the Prudential Group and of the Jackson Group (“Separation Committee”).

6.2	The Separation Committee shall meet from time to time as agreed by Prudential and Jackson.

6.3

The members of the Separation Committee shall be the Chief Financial Officer and Chief Operating Officer of Prudential and the Chief Financial Officer of Jackson and any other person of senior management of each of Prudential and Jackson as their respective Chief Financial Officer and Chief Financial Officer and Chief Operating Officer (as the case may be) shall nominate. The members of the Separation Committee shall be entitled to invite such other persons as they may determine to attend particular meetings of the Separation Committee.

6.4	Subject to clause 17.2, the Separation Committee shall determine its own remit and procedures.

7.	SEPARATION OF BUSINESSES

7.1

It is the intention of Prudential and Jackson that, as between Prudential and Jackson, and save as specifically provided in this Agreement, Prudential shall be responsible for all matters relating to the Prudential Business and Jackson shall be responsible for all matters relating to the Jackson Business. Accordingly, without prejudice to the specific provisions of this Agreement, Prudential and Jackson have agreed to the undertakings set out in Schedule 2 (Mutual Indemnities).

7.2	The provisions of Schedule 3 (Provisions on Claims under the Mutual Indemnities) shall apply in relation to the making of any claim under Schedule 2 (Mutual Indemnities).

8.	GUARANTEES AND UNDERTAKINGS

8.1

Jackson undertakes to Prudential at any time and from time to time on or after Completion to execute and deliver (or procure the execution and delivery by another Jackson Group Company of) all such instruments of assumption and acknowledgement or take such other action as Prudential may reasonably request in order to effect the release and discharge in full of each Prudential Group Company from any Prudential Group Company Guarantee to which it is a party.

8.2	For so long as and to the extent that any release from a Prudential Group Company Guarantee has not been obtained, Jackson shall:

(A)

ensure that no Jackson Group Company shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to applicable law, which would increase any Prudential Group Company’s actual or contingent liability under any such Prudential Group Company Guarantee without the consent of Prudential;

(B)	use all reasonable endeavours to ensure that no third party or Jackson Group Company shall have recourse to any such Prudential Group Company Guarantee; and

(C)

indemnify any Prudential Group Company on an after-Tax basis from and against any and all liabilities and Costs arising in respect of any event or circumstance either before, on or after Completion under or by reason of that Prudential Group Company Guarantee (whether as a result of any breach by any Jackson Group Company of its obligations to which such Prudential Group Company Guarantee relates or otherwise).

8.3

Prudential undertakes to Jackson at any time and from time to time on or after Completion to execute and deliver (or procure the execution and delivery by another Prudential Group Company of) all such instruments of assumption and acknowledgement or take such other action as Jackson may reasonably request in order to effect the release and discharge in full of each Jackson Group Company from any Jackson Group Company Guarantee to which it is a party.

8.4	For so long as and to the extent that any release from a Jackson Group Company Guarantee has not been obtained, Prudential shall:

(A)

ensure that no Prudential Group Company shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to applicable law, which would increase any Jackson Group Company’s actual or contingent liability under any such Jackson Group Company Guarantee without the consent of Jackson;

(B)	use all reasonable endeavours to ensure that no third party or Prudential Group Company shall have recourse to any such Jackson Group Company Guarantee; and

(C)

indemnify any Jackson Group Company on an after-Tax basis from and against any and all liabilities and Costs arising in respect of any event or circumstance either before, on or after Completion under or by reason of that Jackson Group Company Guarantee (whether as a result of any breach by any Prudential Group Company of its obligations to which such Jackson Group Company Guarantee relates or otherwise).

8.5	The provisions of Schedule 3 (Provisions on Claims under the Mutual Indemnities) shall apply in relation to the making of any claim under clause 8.2(C) and clause 8.4(C).

9.	CONTRACTUAL ARRANGEMENTS AND DEALINGS WITH THIRD PARTIES

9.1

In relation to any existing intra-group agreement between any Prudential Group Company and any Jackson Group Company which has not been taken into account within the provisions of this Agreement (including pursuant to clause 23.3) or otherwise prior to Completion, Prudential and Jackson agree to use the Separation Committee to consult one another about the relevant actions to take in relation to such agreements.

9.2

If, following Completion, there are any agreements or contractual arrangements with third parties which, prior to the Demerger, have been entered into: (i) by any Prudential Group Company in relation to matters exclusively relating to the Jackson Business or the business of any Jackson Group Company; or (ii) by any Jackson Group Company in relation to matters exclusively relating to the Prudential Business or the business of any Prudential Group Company, and which in either case remain wholly or partly unperformed (“Outstanding Agreements”), Prudential and Jackson will use all reasonable endeavours to procure the entering into of a novation agreement on terms to be agreed with the relevant third party in relation to each of the Outstanding

Agreements, and each of Prudential and Jackson shall procure that any of their respective Group Companies which is a party to any such Outstanding Agreement will join the relevant novation agreement, provided that such reasonable endeavours:

(A)	on the part of the transferring company, shall in no event require it to do more than:

(iii)	agreeing (acting reasonably) and entering into the novation agreement;

(iv)	procuring that any relevant Group Company does likewise; and

(v)	bearing its own Costs and the Costs of any Group Company in connection with such novation; and

(B)	on the part of the receiving company, shall in no event require it to do more than:

(vi)	paying or performing any accrued liability or obligation which is properly required to be paid or performed as a condition of such novation / under the Outstanding Agreement;

(vii)	agreeing (acting reasonably) and entering into the novation agreement (including giving any new guarantee reasonably required in respect thereof);

(viii)	procuring that any relevant Group Company does likewise; and

(ix)	bearing its own Costs and the Costs of any Group Company, and the reasonable Costs of any relevant third party, in connection with such novation.

9.3	In relation to each Outstanding Agreement, pending the entering into of a novation agreement in respect of it:

(A)

the transferring company shall hold the benefit of such Outstanding Agreement (excluding Outstanding Agreements relating to Intellectual Property Rights or know-how) on trust for the receiving company absolutely;

(B)	the transferring company shall, if so required by the receiving company in writing, assign the benefit of the Outstanding Agreement to the receiving company in so far as it is able to do so;

(C)

to the extent the transferring company is not able to assign the benefit of an Outstanding Agreement under clause 9.3(B) and such Outstanding Agreement is a licence of Intellectual Property Rights or know-how pursuant to which the transferring company is entitled to sub-license to the receiving company, the transferring company shall, if so required by the receiving company in writing, sub-license to the receiving company under that Outstanding Agreement to the extent it is able so to do;

(D)

unless and until any assignment or sub-licence pursuant to clause 9.3(B) or clause 9.3(C) above has taken place, the transferring company shall take such action as the receiving company may reasonably require in writing to enforce for the benefit of the receiving company such Outstanding Agreement against the other parties to it or to defend or settle for the benefit of the receiving company any action or claim brought or made by any person entitled to the benefit of such Outstanding Agreement; and

(E)

save as is otherwise specifically provided in this Agreement in relation to Costs, Prudential or Jackson (as the case may be, being either itself, or the parent of, the receiving company) covenants to pay the other party or the relevant member of that party’s Group on an after-Tax basis an amount equal to any losses, liabilities and Costs suffered or incurred by the transferring company or any other member of that party’s Group in pursuance of this clause 9.3 or otherwise in relation to such Outstanding Agreement.

9.4

If following Completion there are any agreements or contractual arrangements with third parties which have been entered into by any Prudential Group Company or by any Jackson Group Company in relation to matters which relate to both the Prudential Business and the Jackson Business, then Prudential and Jackson shall use all reasonable endeavours to procure, so far as is practicable or desirable to both, either that:

(A)

subject to clause 15 (Insurance), such agreements or contractual arrangements are terminated as soon as possible and replaced by such separate agreements or contractual arrangements as may be considered necessary or appropriate between such third parties on the one hand and the relevant Prudential Group Company and Jackson Group Company on the other hand; or

(B)

to the extent possible, appropriate sharing arrangements are entered into between the relevant Prudential Group Company and the relevant Jackson Group Company in relation to such agreements or contractual arrangements.

9.5

Save as is otherwise specifically provided in this Agreement in relation to Costs, each of Prudential and Jackson (as the case may be) shall pay to and indemnify the other, on an after-Tax basis, against all claims, demands, actions, losses, Costs and liabilities which that other company or any Prudential Group Company or Jackson Group Company (as the case may be) suffers or incurs in relation to those agreements or contractual arrangements referred to in clause 9.4 which properly relate to the business of the other company or to any other Prudential Group Company or Jackson Group Company (as the case may be). Pending the replacement of any such agreements or contractual arrangements by separate agreements or contractual arrangements, the relevant Prudential Group Company or Jackson Group Company (as the case may be) shall hold the benefit of such agreements or contractual arrangements on trust for itself (and any other Prudential Group Company or any other Jackson Group Company as the case may be) and (except to the extent that such benefit comprises a licence of any Intellectual Property Rights or know-how) for the other company (and any other Jackson Group Company or any other Prudential Group Company as the case may be).

9.6

For the avoidance of doubt, clause 9.2 to clause 9.5 (inclusive) shall not apply to matters in connection with clause 8 (Guarantees and Undertakings), which shall be dealt with in accordance with Schedule 3 (Provisions on Claims under the Mutual Indemnities).

9.7

Each of Prudential and Jackson shall use their reasonable endeavours in co-operation with each other to obtain all Third Party Consents on or prior to Completion and to ensure that the Costs associated with the acquisition of any such Third Party Consents (including, without limitation, any sums paid or payable to third parties in connection therewith) are minimised to the fullest extent practicable.

9.8	Each party shall bear its own internal Costs, and any Costs incurred by such party to third parties, in the performance of clause 9.

10.	ACCESS TO CORPORATE DATA OR CORPORATE PERSONAL DATA

10.1

Subject to the other provisions of this clause 10 (Access to Corporate Data or Corporate Personal Data) each party (the “Providing Party”) shall, for a period of 7 years from Completion in respect of Corporate Data, and for a period of 5 years from Completion in respect of Corporate Personal Data, provide reasonable access (or procure the provision of) to the other party (the “Requesting Party”) and, to the extent reasonably necessary, the Requesting Party’s professional advisers, auditors and bankers (provided, in each case, that they have a duty to keep such information confidential), upon reasonable request (which shall include specifying the purpose of such request):

(A)	Corporate Data or Corporate Personal Data; or

(B)

reasonable access during the normal business hours in the time zone of the Providing Party (unless otherwise agreed) to, and the right to copy, Corporate Data or Corporate Personal Data and the right to make reasonable enquiries of employees of the Providing Party in relation to such Corporate Data or Corporate Personal Data.

10.2

A Providing Party shall only be required to comply with a request for Corporate Data or Corporate Personal Data pursuant to clause 10.1, if such Corporate Data or Corporate Personal Data is being requested:

(A)

for the purpose of complying with statutory obligations, an order of any court of competent jurisdiction binding on the Requesting Party or a member of its Group or any requirement or request of a regulator to which a member of its group is subject;

(B)

for the purpose of defending legal proceedings brought against any member of the Requesting Party’s Group, except for legal proceedings brought by Prudential, Jackson or a member of its Group, on one hand, against Jackson, Prudential or a member of its Group, on the other, in which case any data shall be requested through that legal proceeding;

(C)	for the purpose of responding to any request from any insurance regulatory authority;

(D)	for the purpose of preparing the Requesting Party’s financial reports and accounts or its management or regulatory accounts;

(E)	for the purpose of preparing the Requesting Party’s non-financial reporting disclosures and reports, including, without limitation, the environment, social and governance report;

(F)

for the purpose of preparing any information or documentation reasonably required pursuant to applicable law and regulation in connection with or otherwise reasonably necessary or desirable for the purposes of a proposed corporate action, or equity or debt transaction of the Requesting Party or its respective Group;

(G)	for the purpose of making any insurance claims under any insurance arrangements in place before Completion;

(H)	for the purpose of preparing the Group RemCo Deliverables;

(I)	for the purpose of complying with any Tax related obligations; or

(J)

for any other purpose, to the extent the Requesting Party has a reasonable requirement for such access or questioning and the Providing Party gives its consent to such access or questioning (such consent not to be unreasonably withheld or delayed), except to the extent such access or questioning:

(K)

is restricted by any applicable law (including for the avoidance of doubt any DP Laws as defined in Schedule 4) or the terms of any agreement or subject to a claim for legal privilege pursuant to the governing law of the applicable jurisdiction; and in all events, the production of Corporate Data and Corporate Personal Data under this clause 10 shall not be deemed a waiver of any attorney-client privilege or other legal protections that may exist with respect to the information and documents and Providing Party retains ownership of and the sole right and discretion to waive such privilege or protection. Further, to the extent privileged or protected Corporate Data or Corporate Personal Data of Jackson, Prudential or their respective Group Companies exists in the Other Group’s possession post Completion, each Party agrees that such information shall be afforded the highest level of confidentiality to preserve the privilege, including without limitation, information maintained from the Legal Tracker and Navex reporting systems; or

(L)	is in respect of information which relates to the period after Completion (save to the extent that the information directly relates to the Prudential Group’s retained shareholding in Jackson).

10.3

The Providing Party shall provide any such Corporate Data or Corporate Personal Data to the Requesting Party pursuant to a request under clause 10.1 in a manner consistent with, and to a standard, scope and timescale which are in all material respects equivalent to, those which the Providing Party would apply to an equivalent request from its own Group.

10.4	The Requesting Party shall reimburse to the Providing Party such reasonable Costs as the Providing Party may incur in relation to the exercise of the rights in clause 10.1 by the Requesting Party.

10.5

The Providing Party shall provide the Requesting Party with a written estimate of any such Costs where these Costs are likely to be substantial and/or the Providing Party is likely to incur substantial Costs to any third party in fulfilling the request made pursuant to clause 10.1. Notwithstanding the foregoing, at the same time as it submits a request pursuant to clause 10.1 a Requesting Party may reasonably request that the Providing Party provide it with a written estimate of any such Costs, in which case the Providing Party shall provide such estimate prior to fulfilling the request. The Requesting Party’s failure to object to such estimate within five (5) Business Days of the written estimate being sent shall constitute a waiver of any objection to such Costs.

10.6

The Requesting Party shall not use any Corporate Data or Corporate Personal Data for any purpose (including, but not limited to, any competitive or commercial purpose) other than in connection with the purpose for which it was requested pursuant to clause 10.1.

10.7

Notwithstanding clause 10.1, each party is only required to retain Corporate Data or Corporate Personal Data as required pursuant to the governing law of its applicable jurisdiction or as otherwise required under any applicable law (including for the avoidance of doubt any DP Laws as defined in Schedule 4) and in compliance with the terms of its own Group’s data retention policies, as compliant with applicable laws and regulations and as amended from time to time.

10.8

Any request made pursuant to clause 10.1 shall be submitted by the Requesting Party, and handled and processed by the Providing Party, in compliance with processes and procedures as may be agreed between the parties from time to time.

10.9

Each party acknowledges that no responsibility is accepted, and no representation, undertaking or warranty is made or given, in either case expressly or impliedly, by the other party as to the accuracy or completeness of the Corporate Data, Corporate Personal Data or any other information supplied by it or as to the reasonableness of any assumptions on which any of the same is based or the use of any of the same.

10.10

Each party shall consider in good faith any request for Corporate Data or Corporate Personal Data which would have fallen within the scope of clause 10.1 but for the fact that the request was made more than 7 years after Completion, in the case of Corporate Data, or more than 5 years after Completion, in the case of Corporate Personal Data.

11.	ACCESS TO PERSONAL DATA

11.1

Subject to the other provisions of this clause 11 (Access to Personal Data), each party (the “Personal Data Provider”) shall, for a period of 5 years from Completion, provide (or procure the provision of) to the other party (the “Personal Data Requester”), upon reasonable request (which shall include specifying the purpose of such request), reasonable access during the normal business hours in the time zone of the Personal

Data Provider (unless otherwise agreed) to, and the right to copy, such Personal Data as may reasonably be required by the Personal Data Requester, in accordance with the provisions of Schedule 4 (Access to Personal Data). A request shall be deemed to be reasonable to the extent it is made for purposes including (but not limited to) the following:

(A)

for the purpose of complying with statutory obligations, an order of any court of competent jurisdiction binding on the Personal Data Requester or a member of its Group or any requirement or request of a regulator to which a member of its Group is subject;

(B)

for the purpose of defending legal proceedings brought against any member of the Personal Data Requester’s Group, except for legal proceedings brought by Prudential, Jackson or a member of its Group, on one hand, against Jackson, Prudential or a member of its Group, on the other, in which case any data shall be requested through that legal proceeding; or

(C)	for the purpose of responding to any request from any insurance regulatory authority.

11.2

The Personal Data Provider shall provide any such Personal Data to the Personal Data Requester pursuant to a request under clause 11.1 in a manner consistent with, and to a standard, scope and timescale which are in all material respects equivalent to, those which the Personal Data Provider would apply to an equivalent request from its own Group.

11.3

The Personal Data Requester shall reimburse to the Personal Data Provider such reasonable Costs as the Personal Data Provider may incur in relation to the exercise of the rights in clause 11.1 by the Personal Data Requester.

11.4

The Personal Data Provider shall provide the Personal Data Requester with a written estimate of any such Costs where these Costs are likely to be substantial and/or the Personal Data Provider is likely to incur substantial Costs to any third party in fulfilling the request made pursuant to clause 11.1. Notwithstanding the foregoing, at the same time as it submits a request pursuant to clause 11.1 a Personal Data Requester may reasonably request that the Personal Data Provider provide it with a written estimate of any such Costs, in which case the Personal Data Provider shall provide such estimate prior to fulfilling the request. The Personal Data Requester’s failure to object to such estimate within five (5) Business Days of the written estimate being sent shall constitute a waiver of any objection to such Costs.

11.5

From Completion, each party shall, and shall procure that each Group Company shall, to the extent compliant with applicable law (including for the avoidance of doubt any DP Laws as defined in Schedule 4): (i) take reasonable steps to locate any Personal Data relating to the Other Group in its possession; and, (ii) where such Personal Data of the Other Group is in the possession of a party, (y) cease to use the Personal Data and return the Personal Data to the Other Group or (z) if a party is not able to return such Personal Data to the Other Party, delete or destroy such Personal Data, save in either case that any Personal Data held as part of routine electronic back up procedures (provided that such Personal Data is not accessible in day to day business) may be retained in accordance with clause 11.7.

11.6

The Personal Data Requester shall not retain, use, or disclose any Personal Data for any purpose (including, but not limited to, any competitive or commercial purpose) other than in connection with the purpose for which it was requested pursuant to clause 11.1.

11.7

Notwithstanding clause 11.1, each party is only required to retain Personal Data as required pursuant to the governing law of its applicable jurisdiction or as otherwise required under any applicable law (including for the avoidance of doubt any DP Laws as defined in Schedule 4) and in compliance with the terms of its own Group’s data retention policies, as compliant with applicable laws and regulations and as amended from time to time.

11.8

Any request made pursuant to clause 11.1 shall be submitted by the Personal Data Requester, and handled and processed by the Personal Data Provider, in compliance with processes and procedures as may be agreed between the parties from time to time.

12.	DELETION OF CONFIDENTIAL DATA

12.1

Subject to the other provisions of this clause 12 (Deletion of Confidential Data), for a period of two years from Completion, if a Change of Control of either party (the “CoC Party”) is announced, the other party (the “Non-CoC Party”) may request, by written notice, that:

(A)	the CoC Party delete any Confidential Data in accordance with the provisions of this clause 12 (such request not to be unreasonably denied by the CoC Party); and

(B)	the CoC Party certify the same in writing.

12.2	Any request by the Non-CoC Party pursuant to clause 12.1 shall contain specific details of the Confidential Data that the CoC Party is being requested to delete.

12.3

Subject to clause 12.1, the CoC Party shall use all reasonable endeavours to keep the Confidential Data confidential prior to deletion and to delete the Confidential Data as soon as reasonably practical, and in any event prior to the Change of Control becoming effective.

12.4

Notwithstanding clause 12.1 and other relevant clauses of the Agreement, in the event the CoC Party is not technically able to delete the Confidential Information due to system restraints for whatever reason, the CoC Party shall (i) delete as much of the Confidential Information as it is able, (ii) notify the Non-CoC party as soon as practicable that it is unable to delete all Confidential Information (including identification of what cannot be deleted), and (iii) shall continue to be bound by its obligations of confidentiality with regard to the Confidential Information it is not able to delete (including ensuring that its new controlling party is bound by such obligations of confidentiality and does not share such Confidential Information with its affiliates or otherwise in violation of such obligations of confidentiality).

12.5

Notwithstanding clause 12.1, each party is only required to retain Confidential Information as required under any law applicable to it and in compliance with the terms of its own Group’s data retention policies, as compliant with applicable laws and regulations and as amended from time to time.

12.6	The Non-CoC Party shall reimburse to the CoC Party such reasonable Costs as the CoC Party may incur in relation to the exercise of the rights in clause 12.1 by the Non-CoC Party.

12.7

The CoC Party shall provide the Non-CoC Party with a written estimate of any such Costs where these Costs are likely to be substantial and/or the Non-CoC Party is likely to incur substantial Costs in fulfilling the request made pursuant to clause 12.1. Notwithstanding the foregoing, at the same time as it submits a request pursuant to clause 12.1 a Non-CoC Party may reasonably request that the CoC Party provide it with a written estimate of any such Costs, in which case the CoC Party shall provide such estimate prior to fulfilling the request. The Non-CoC Party’s failure to object to such estimate within five (5) Business Days of the written estimate being sent shall constitute a waiver of any objection to such Costs.

12.8	Subject to clause 12.1, each party shall consider in good faith any request for the deletion of Confidential Data which falls outside the scope of clause 12.1.

13.	PRE-COMPLETION REORGANISATION

13.1	Each of Prudential and Jackson shall use reasonable endeavours to effect, or procure that members of their Group effect, the following steps prior to Completion (the “Pre-Completion Reorganisation”):

(A)

the transfer from PUSH to PCAL of the Jackson Shares, by way of a declaration by the board of directors of PUSH of an interim distribution in specie of certain Jackson Shares with a carrying value approximately equal to PUSH’s current distributable profits, and the sale of the remaining Jackson Shares currently held by PUSH from PUSH to PCAL, the consideration in respect of such sale being left outstanding as an intercompany receivable owing from PCAL to PUSH;

(B)

the transfer of the Jackson Shares referred to in step (A) above from PUSH to PCAL pursuant to a valid instrument of transfer and the entry of PCAL into Jackson’s register of stockholders as holder of those Jackson Shares which transfer shall be of Jackson Shares in uncertificated form;

(C)

to the extent required, the entry by PCAL into a joinder agreement to the Stockholders Agreement dated 17 July 2020 between PUSH and Athene (the “Stockholders Agreement”), in form and substance reasonably acceptable to Jackson, in which PCAL agrees to be subject to all covenants and agreements of PUSH under the Stockholders Agreement, and the execution of all other agreements in effect immediately prior to step (A) above which are binding on PUSH in its capacity as stockholder of Jackson;

(D)	the declaration by the board of directors of PCAL of an interim distribution in specie of 800 Jackson Shares to Prudential;

(E)

the transfer of the Jackson Shares referred to in step (D) above from PCAL to Prudential pursuant to a valid instrument of transfer and the entry of Prudential into Jackson’s register of stockholders as holder of those Jackson Shares, which transfer shall be of Jackson Shares in uncertificated form;

(F)

the entry by Prudential into a joinder agreement to the Stockholders Agreement, in form and substance reasonably acceptable to Jackson, in which Prudential agrees to be subject to all covenants and agreements of PCAL under the Stockholders Agreement, and the execution of all other agreements in effect immediately prior to step (D) above which are binding on PCAL in its capacity as stockholder of Jackson;

(G)	the obtaining of any relevant corporate authorisations in order to effect the steps completed by the Pre-Completion Reorganisation (including any required board or shareholder resolutions); and

(H)	any other steps as Prudential and Jackson agree are reasonably required to be taken.

14.	SHARE SCHEMES

The provisions of Schedule 5 (Employee Share Schemes) set out the arrangements proposed in relation to the Prudential Incentive Plans.

15.	INSURANCE

15.1

Without prejudice to any entitlement of a Jackson Group Company arising under insurance arrangements in place before Completion, each of Jackson and Prudential confirms to the other that it shall put in place or maintain (as applicable) separate arrangements for the insurance that such Group deems appropriate, with effect as of the date of Completion.

15.2	Jackson shall ensure that:

(A)

a customary directors’ and officers’ insurance policy (“D&O Policy”) is in place and shall be maintained with the effect that any directors or officers that have been at any point before Completion appointed onto the board of a Jackson Group Company by a Prudential Group Company (or who are otherwise employees of a Prudential Group Company during their time in office) (“Prudential JGC Directors”) shall be adequately covered for any liabilities incurred in their capacity as a director or officer of a Jackson Group Company (including in respect of any claims arising after they cease to be a director or officer) for a minimum of 6 years following the date of Completion; and

(B)	such D&O Policy shall, in addition, also include adequate insurance coverage for any liabilities incurred by each of the Prudential JGC Directors in relation to or arising out of the Demerger.

15.3	The provisions in Schedule 6 (Insurance) set out the arrangements in relation to insurance claims notified in respect of:

(A)	insurance policies issued to the Pre-Demerger Group up to but excluding the date of Completion; and

(B)	occurrence or discovery insurance policies issued to the benefit of Prudential or Jackson in respect of claims arising from pre-Completion events.

15.4

Promptly upon Completion, Prudential shall use all reasonable endeavours to obtain from its insurance providers an amount equal to the proportion of the annual premium paid in advance by the Jackson Group Companies for the insurance arrangements existing prior to Completion where the Jackson Group Companies will, following Completion, lose the benefit of those insurance arrangements in respect of any occurrence, claim or circumstance that arises in part or in whole after Completion. Prudential will reimburse any such amount received from its insurance providers, less any Tax thereon (or any Tax which would have been chargeable but for a Relief), to Jackson within 30 days of Prudential’s receipt thereof.

15.5

Any steps that the parties take under clause 9.4(A) shall be without prejudice to any rights arising, or which may arise under insurance arrangements with third parties in place before the date of Completion in respect of any occurrence, claim or circumstance that arises in part or in whole before the date of Completion.

16.	WRONG POCKETS

16.1

Subject to clauses 9 and 23.3 after Completion, if a party notifies the other party that any property, business or other asset (whether tangible or intangible, and including rights pursuant to any contracts, arrangements and undertakings, but excluding rights to PRUDENTIAL/PRU Names and Marks) or rights in Business Information, which were either: (i) used prior to Completion exclusively by any Jackson Group Company in the Jackson Business; or (ii) properly should be regarded as part of the Jackson Business, are owned or possessed by any Prudential Group Company, then:

(A)

Prudential or such other Prudential Group Company shall immediately procure that the relevant interest in such property, business, asset or right in Business Information is preserved and not exploited pending transfer pursuant to sub-clause (B); and

(B)

Prudential shall transfer or assign, or procure that any other Prudential Group Company shall transfer or assign, its interest in such property, business, asset or right in Business Information to Jackson, or such other Jackson Group Company as Jackson shall nominate, for no consideration.

If the relevant property, business, asset or right in Business Information was not used prior to Completion exclusively by a Jackson Group Company in the Jackson Business but was also used in part by a Prudential Group Company in the Prudential Business, then this clause 16.1 shall apply but shall be modified as appropriate so as to transfer and assign only the relevant part of the property, business, asset or right in Business Information to the relevant Jackson Group Company by severance or some other appropriate means (including, without limitation, by way of a licence).

16.2

Subject to clauses 9 and 23.3, if after Completion, a party notifies the other party that any property, business or other asset (whether tangible or intangible, and including rights pursuant to any contracts, arrangements and undertakings) or rights in Business Information, which were either: (i) used prior to Completion exclusively by any Prudential Group Company in the Prudential Business; or (ii) properly should be regarded as part of the Prudential Business (which shall include all rights to PRUDENTIAL/PRU Names and Marks), are owned or possessed by any Jackson Group Company, then:

(A)

Jackson or such other Jackson Group Company shall immediately procure that the relevant interest in such property, business, asset or right in Business Information is preserved and not exploited pending transfer pursuant to sub-clause (B); and

(B)

Jackson shall transfer or assign, or procure that any other Jackson Group Company shall transfer or assign, its interest in such property, business, asset or right in Business Information to Prudential, or such other Prudential Group Company as Prudential shall nominate, for no consideration.

Save with respect to any rights in the PRUDENTIAL/PRU Names and Marks, if the relevant property, business, asset or right in Business Information was not used prior to Completion exclusively by a Prudential Group Company in the Prudential Business but was also used in part by a Jackson Group Company in the Jackson Business, then this clause 16.2 shall apply but shall be modified as appropriate so as to transfer and assign only the relevant part of the property, business, asset or right in Business Information to the relevant Prudential Group Company by severance or some other appropriate means (including, without limitation, by way of a licence).

17.	DISPUTE RESOLUTION

17.1

When either party considers that a dispute arising in connection with this Agreement (“Dispute”) has arisen, it may give a dispute notice to the other party (a “Dispute Notice”). The Dispute Notice must be in writing and must set out reasonable particulars of the matter in Dispute, including all relief sought.

17.2	Upon a Dispute Notice being given, the Dispute shall be resolved as follows:

(A)

the other party shall within 20 days of its receipt of the Dispute Notice provide a notice in writing to the Separation Committee setting out its response to the Dispute Notice, including reasonable particulars of any objections to the Dispute Notice (the “Response Notice”). The Separation Committee shall consider the Dispute Notice and the Response Notice reasonably and in good faith in order to seek to resolve the Dispute;

(B)

if the Dispute remains unresolved within 40 days of the Response Notice having been received by the Separation Committee (or, in the event that no Response Notice is received, within 60 days of the Dispute Notice being given), or such other period as the parties may mutually agree in writing, then the parties shall refer the Dispute to the CEO of each of Prudential and Jackson, who shall each use their respective best endeavours to resolve the Dispute in accordance with the intentions behind this Agreement; and

(C)

if after the expiry of 30 days, or such other period as the parties may mutually agree in writing, from such referral under sub-clause (B) the Dispute remains unresolved, the relevant party shall then be entitled to bring legal proceedings.

18.	COSTS AND EXPENSES

18.1

Each of Prudential and Jackson agree that (i) they are responsible for their own Costs in relation to the Demerger and (ii) they are estimated to incur the Costs as set out in Schedule 1 (Costs) as a result of, or incidental to the Demerger.

18.2

In relation to any Costs not addressed by clause 18.1, except as otherwise set out in this Agreement or agreed in writing between the parties, each party shall pay its own Costs incurred in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the Demerger.

19.	CONFIDENTIALITY

19.1

Subject to clause 19.2, each party shall treat as confidential all information (i) shared by the Other Group prior to Completion for the purpose of providing groupwide services or aggregating groupwide information and retained after Completion, (ii) obtained as a result of entering into or performing this Agreement, or (iii) obtained pursuant to this Agreement, and which relates to:

(A)	the provisions of this Agreement, any of the other documents referred to herein as being entered into pursuant to this Agreement and the terms of the Demerger;

(B)	the negotiations relating to this Agreement, any of the other documents referred to herein as being entered into pursuant to this Agreement and the Demerger; and

(C)	the other party or members of their respective Groups and the business carried on by such parties and other member of their Groups,

in each case including for the avoidance of doubt any information that is subject to a claim for legal privilege pursuant to the governing law of the applicable jurisdiction.

19.2

Each party acknowledges that this Agreement and its terms are required to be disclosed as part of the Form 10 and the Circular, and agrees that such disclosure shall not constitute a breach of clause 19.1.

19.3

Without limiting clause 19.1, on and from Completion, Prudential shall treat as confidential all information relating to the Jackson Group and Jackson shall treat as confidential all information relating to the Prudential Group.

19.4	Each party shall:

(A)	not disclose any such confidential information to any person other than any of its directors or employees who need to know such information in order to discharge his or her duties; and

(B)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 19 as if such person were a party to this Agreement.

19.5	Notwithstanding the other provisions of this clause 19 either party may disclose any such confidential information:

(A)	to the extent required by law or for the purpose of any judicial proceedings, suits or actions arising out of or in connection with this Agreement;

(B)

to the extent requested and/or required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party or another member of its group is subject, wherever situated, including as required under the listing rules of any securities exchange of a jurisdiction in which either party has or will have a listing on, whether or not the requirement for information has the force of law;

(C)	to the extent required to vest the full benefit of this Agreement in that party;

(D)

to its professional advisers, auditors and bankers to the extent necessary to provide these services, and provided they have a duty to keep such information confidential (with the disclosing party being responsible for any breach of confidentiality by them);

(E)	for the purpose of complying with any Tax related obligations;

(F)	to the extent the information has come into the public domain through no fault of that party; or

(G)

to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed (for the avoidance of doubt, it being reasonable to withhold consent where the disclosure of such information would or would be reasonably likely to constitute a waiver of legal privilege in respect of such information).

The parties shall use reasonable endeavours to resist the disclosure of any information to be disclosed pursuant to sub-clauses (A) and (B). Any information to be disclosed pursuant to sub-clauses (A), (B), (C) or (E) shall be disclosed only after, to the extent permitted by law, consultation with the other party and reasonable endeavours are made to protect the confidential nature of the information upon production to the receiving party including, but not limited to, seeking a protective order that limits the use and review of the confidential information to only those who have a need to review the confidential information (e.g. in camera review or attorneys-eyes-only) or otherwise ensuring that the person to whom any such confidential information is disclosed complies with the restrictions contained in this clause 19 as if such person were a party to this Agreement.

19.6	The restrictions contained in this clause 19 shall continue to apply after Completion or the termination of this Agreement without limit in time.

20.	ANNOUNCEMENTS

20.1	Subject to clause 20.2, no announcement concerning the transaction contemplated by this Agreement or any ancillary matter shall be made by either party without the prior written approval of the other.

20.2	Either party may make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by:

(A)	any applicable law or regulation; or

(B)

any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, including as required under the listing rules of any securities exchange of a jurisdiction in which either party has or will have a listing on, whether or not the requirement has the force of law, provided that, unless consultation is prohibited by applicable law or regulation, or is not reasonably practicable in the circumstances, it is made by the party only after consultation with the other party.

20.3	For the avoidance of doubt, neither party shall breach clause 20.2 by the disclosure of any information contained in the Circular or the Form 10.

20.4	The restrictions contained in this clause 20 shall continue to apply after Completion or the termination of this Agreement without limit in time.

21.	PAYMENTS

Payment due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by law. If any deductions or withholdings are required by law, the paying party shall be obliged to pay such sum as will, after such deductions or withholdings have been made, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deductions or withholdings.

22.	TAX MATTERS

The provisions of Schedule 7 (Tax Matters) shall apply in relation to certain arrangements between the parties in respect of Tax.

23.	INTELLECTUAL PROPERTY

23.1

As between the Parties, the Prudential Group Companies shall retain ownership of and the exclusive worldwide right to the use and registration of the PRUDENTIAL/PRU Names and Marks and all rights that flow therefrom (including all associated goodwill). Subject to clause 23.2, without prejudice to or any limitation on the trade mark rights of the Prudential Group Companies, Jackson shall not (and shall procure that no Jackson Group Company shall) for:

(A)	a minimum period of five (5) years following Completion; and

(B)	thereafter for so long as any Prudential Group Company continues to retain an interest in the Prudential PRU/Names and Marks,

use or register any PRUDENTIAL/PRU Names and Marks or any confusingly similar Names or Marks in relation to the foregoing, in any territory.

23.2

To the extent relevant, Jackson shall, and shall procure that the Jackson Group Companies shall, as soon as reasonably practicable following Completion, destroy or delete from existing stocks, sales literature, stationery, buildings, signage and vehicles of Jackson, any PRUDENTIAL/PRU Names and Marks and any confusingly similar Names or Marks in relation to the foregoing.

23.3

Each of (i) Prudential and (ii) Jackson shall procure the termination (effective from Completion) of all licences of any Intellectual Property Rights or rights in Business Information between (A) any Prudential Group Company and (B) any Jackson Group Company, save as expressly permitted by the terms of this Agreement.

23.4

The Parties acknowledge that certain registered Marks consisting of or including the elements “PPM” or “PPM Worldwide” that are owned or possessed by a Prudential Group Company are used exclusively by Jackson Group Companies in the Jackson Business or should be properly regarded as part of the Jackson Business (the “PPM Marks”). Prudential shall assign, or procure that any other Prudential Group Company shall assign, all of its rights, title, property and interests in the relevant PPM Mark to Jackson, or such other Jackson Group Company as Jackson nominate, such assignment to be in a form agreed between the Parties. If, for whatever reason, a PPM Mark is not assigned to Jackson or a Jackson Group Company pursuant to this Clause 23.4, Prudential shall: (i) procure that no Prudential Group Company uses the relevant PPM Mark until expiry of the relevant registration of the PPM Mark; and (ii) shall not renew the registration of the relevant PPM Mark following its expiry.

24.	FURTHER ASSURANCE AND COOPERATION

24.1

Prudential and Jackson shall each act in good faith to procure the due performance of the obligations of the members of their respective Groups under any agreements entered into or to be entered into by them in connection with the Demerger.

24.2	From the date of this Agreement, the parties undertake to co-operate in good faith to:

(A)	ensure they and their respective Groups do such acts and things as may be required; and

(B)	take immediate or prompt steps to the extent required to prevent (so far as possible) or remedy or limit the consequences of any matter having a material and adverse effect,

for the purpose of giving to Prudential and Jackson and their respective Groups the full benefit of the provisions of, and to implement all actions required by, this Agreement and all other agreements entered into in connection with the Demerger.

24.3	From the date of this Agreement:

(A)

the parties shall use all reasonable endeavours to procure that, and to procure that the members of their respective Groups use all reasonable endeavours to procure that, any necessary third party execute such documents and do such acts and things as may be reasonably required for the purpose of giving to Prudential and Jackson the full benefit of all relevant provisions of this Agreement; and

(B)

without prejudice to any other provision of this Agreement, Prudential and Jackson undertake to use all reasonable endeavours to co-operate and to ensure their respective Groups co-operate with each other in relation to the conduct of litigation, inquiries from government or regulatory bodies (including any Tax Authority), investigations or other proceedings of a like nature (each an “Investigation”) where:

(i)	they have a mutual interest in the Investigation; and

(ii)

co-operating in such manner would not materially adversely affect any material interest of either of them (with each party bearing its own Costs in respect of such co-operation, save as otherwise agreed).

25.	NOTICES

25.1	A notice under this Agreement shall be given or made in writing in the English language. The use of e-mail is permitted.

25.2

Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below (or to such other address or for the attention of such other individual as a party may have notified to the other party):

Prudential

Address:	1 Angel Court, London EC2R 7AG

For the attention of:	Company Secretary

Jackson

Address:	1 Corporate Way, Lansing, Michigan 48951

For the attention of:	General Counsel

25.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if sent by airmail, six clear Business Days after the date of posting; and

(D)	if sent by e-mail, when the communication enters the relevant information system.

25.4

Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

25.5

A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

25.6

The provisions of this clause 25 shall not apply in relation to the service of any proceedings or other documents in any legal action nor, for the avoidance of doubt, communications relating to day-to-day business necessary between the parties in performance of their obligations under this Agreement.

26.	ENTIRE AGREEMENT

26.1

This Agreement and the other documents referred to herein as being entered into pursuant to this Agreement constitute the entire agreement and understanding between the parties relating to the subject matter of this Agreement (“Entire Agreement Documents”) and supersede any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same.

26.2

Each party acknowledges that in entering into the Entire Agreement Documents, it is not relying upon, and has not been induced to enter into the Entire Agreement Documents by, any pre-contractual statement other than as expressly set out in the Entire Agreement Documents.

26.3

Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Entire Agreement Documents.

26.4

For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to this Agreement becoming legally binding.

26.5	This Agreement may only be varied in writing signed by each of the parties.

27.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

27.1

This Agreement confers a benefit on the Prudential Group Companies and the Jackson Group Companies (each for the purposes of this clause a “Group Third Party”) and, subject to the remaining provisions of this clause, is intended to be enforceable by each Group Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

27.2

Save as provided in sub-clause 27.1, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

27.3	Notwithstanding the provisions of sub-clause 27.1, this Agreement may be varied in any way and at any time by the parties to this Agreement without the consent of any Group Third Party.

28.	MISCELLANEOUS

Assignment

28.1	No party shall assign or purport to assign all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other party.

No waiver

28.2

No failure or delay on the part of any person in exercising any right or remedy provided by law or under this Agreement (and any other agreement referred to herein) shall operate as a waiver or variation of it, or preclude its exercise at any subsequent time.

28.3	No clause or right under the Agreement may be waived except by written instrument signed by the party against which the waiver is to be effective.

28.4

A waiver by any person of a breach of or default under this Agreement (and any other agreement referred to herein) shall not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement (and any other agreement referred to herein) or the rights of any other person thereto.

Variation

28.5	No variation of this Agreement shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties.

No partnership or agency

28.6

Nothing in this Agreement (or in any other arrangements contemplated hereby) shall constitute a partnership between the parties or any of them, nor constitute any party the agent of any other party for any purpose.

Severance

28.7

If any term or provision of this Agreement is or becomes invalid, unenforceable or illegal, in whole or in part, under the laws of any jurisdiction, such term or provision shall to that extent be deemed not to form part of this Agreement, but the validity, enforceability or legality of the remaining provisions of this Agreement shall not be impaired.

Continuing effect

28.8	Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

Rights not exclusive

28.9

The rights and remedies of each party under this Agreement are cumulative and not exclusive of any rights or remedies of that party under the general law. Each party may exercise each of its rights as often as it thinks necessary.

Termination

28.10

Notwithstanding any other provision of this Agreement, Prudential may in its absolute discretion by notice in writing to Jackson at any time prior to Completion terminate this Agreement, whereupon no party shall have any claim against any other party for compensation, Costs, damages or otherwise, except as otherwise provided for herein, and this Agreement shall be of no further force or effect.

28.11

Subject to clause 28.10, no party shall be entitled to rescind or terminate this Agreement or any part of this Agreement after Completion for any reason whatsoever, and the rights and obligations of the parties hereunder shall continue notwithstanding Completion.

Counterparts

28.12	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

28.13	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

29.	GOVERNING LAW AND SERVICE OF PROCESS

29.1

Except as expressly set forth herein, this Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law, except as expressly set forth herein.

29.2

Without limiting clause 17 (Dispute Resolution), the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any proceedings, suits or actions arising out of or in connection with this Agreement may be brought in English courts.

29.3

Jackson irrevocably appoints CT Corporation c/o TRIDENT COMPANY SERVICES (UK) LIMITED of 54 Portland Place, London, W1B 1DY to be its agent for service of process and agrees that any document may be effectively served on it in connection with proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules. A copy will be delivered to Jackson in accordance with clause 25 (Notices), provided that this requirement does not affect the validity of the appointment of Jackson’s agent for service of process or the validity of service on that agent.

29.4

If the agent at any time ceases for any reason to act as such, Jackson shall appoint a replacement agent having an address for service in England or Wales and shall notify Prudential of the name and address of the replacement agent. Failing such appointment and notification, Prudential shall be entitled by notice to Jackson to appoint a replacement agent to act on behalf of Jackson. The provisions of this clause 29 applying to service on an agent apply equally to service on a replacement agent.

SCHEDULE 1

COSTS

The parties agree that the following principles shall be adhered to in respect of payment of certain Costs.

1.

Prudential estimates that it shall incur $50 million of Costs (including VAT) as a result of, or incidental to, the Demerger. Jackson estimates that it shall incur $65 million of Costs (including VAT) as a result of, or incidental to, the Demerger.

2.

No member of the Jackson Group may seek reimbursement from Prudential (or any Prudential Group Company) in respect of any Costs attributable to work commissioned by any Jackson Group Company (or director or officer thereof) in connection with the Demerger except as agreed in writing between the parties. Any such Costs will remain the responsibility of the relevant Jackson Group Company (even if the relevant invoice is addressed to a Prudential Group Company) unless agreed in writing with Prudential prior to the date of this Agreement or agreed by the Separation Committee subsequently to the date of this Agreement.

SCHEDULE 2

MUTUAL INDEMNITIES

1.

Subject to paragraph 5, Prudential covenants to pay any Jackson Group Company on an after-Tax basis an amount equal to any losses, Costs, damages and expenses whatsoever, suffered or arising directly or indirectly from or in consequence of any of the Prudential Business Liabilities.

2.

Subject to paragraph 6, Jackson covenants to pay any Prudential Group Company on an after-Tax basis an amount equal to any losses, Costs, damages and expenses whatsoever, suffered or arising directly or indirectly from or in consequence of any of the Jackson Business Liabilities.

3.	For the purpose of this Schedule 2 (Mutual Indemnities), the following are “Prudential Business Liabilities”:

(A) any and all obligations, claims, liabilities and expenses of or incurred by any Jackson Group Company to the extent relating to the Prudential Business or a breach of clause 19 of this Agreement by a Prudential Group Company, whether or not in the ordinary course of business, matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to Completion, regardless of where or against whom such obligations, claims, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to Completion (but excluding any obligation, claim, liability and expense which has been met, settled or paid on or before Completion with evidence of the same provided in writing to Jackson); and

(B) any and all obligations, claims, liabilities and expenses of or incurred by any Jackson Group Company arising:

(i)

under any agreement for the acquisition, sale or other disposal of any company, business or asset where such agreement was entered into prior to Completion and such company, business or asset related to or formed part of the Prudential Business and/or such obligation, claim, liability or expense was assumed prior to the date hereof by a Prudential Group Company; and

(ii)	under any agreements containing covenants to pay amounts in respect of Tax or Tax indemnities required to be entered into pursuant to any agreement within sub-paragraph (i),

and, for the avoidance of doubt, where such agreement or deed relates to a number of companies, businesses and/or assets some of which related to the Prudential Business and others of which related to the Jackson Business, includes only those obligations, claims, liabilities and expenses so arising which related to the Prudential Business.

4.	For the purpose of this Schedule 2 (Mutual Indemnities), the following are “Jackson Business Liabilities”:

(A)

any and all obligations, claims, liabilities and expenses of or incurred by any Prudential Group Company to the extent relating to the Jackson Business or a breach of clause 19 of this Agreement by a Jackson Group Company, whether or not in the ordinary course of business, matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to Completion, regardless of where or against whom such obligations, claims, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to Completion (but excluding any obligation, claim, liability and expense which has been met, settled or paid on or before Completion with evidence of the same provided in writing to Prudential); and

(B)	any and all obligations, claims, liabilities and expenses of or incurred by any Prudential Group Company arising:

(i)

under any agreement for the acquisition, sale or other disposal of any company, business or asset where such agreement was entered into prior to Completion and such company, business or asset related to or formed part of the Jackson Business and/or such obligation, claim, liability or expense was assumed prior to the date hereof by a Jackson Group Company; and

(ii)	under any agreements containing covenants to pay amounts in respect of Tax or Tax indemnities required to be entered into pursuant to any agreement within sub-paragraph (i),

and, for the avoidance of doubt, where such agreement or deed relates to a number of companies, businesses and/or assets some of which related to the Jackson Business and others of which related to the Prudential Business, includes only those obligations, claims, liabilities and expenses so arising which related to the Jackson Business.

5.	The Prudential Business Liabilities shall not include:

(A)

such other obligations, claims, liabilities or expenses of or incurred by a Jackson Group Company as may be agreed in writing between Prudential and Jackson (each such obligation, claim, liability or expense, an “Excluded Prudential Business Liability”); or

(B)

such other obligation, claim, liability or expense of or incurred by a Jackson Group Company which is provided for under any written agreement between a Jackson Group Company and a Prudential Group Company or which otherwise arises from any such agreement.

6.	The Jackson Business Liabilities shall not include:

(A)

such other obligations, claims, liabilities or expenses of or incurred by a Prudential Group Company as may be agreed in writing between Prudential and Jackson (each such obligation, claim, liability or expense, an “Excluded Jackson Business Liability”); or

(B)

such other obligation, claim, liability or expense of or incurred by a Prudential Group Company which is provided for under any written agreement between a Jackson Group Company and a Prudential Group Company or which otherwise arises from any such agreement.

SCHEDULE 3

PROVISIONS ON CLAIMS UNDER THE MUTUAL INDEMNITIES

It is agreed between Prudential and Jackson that, if either Prudential or Jackson (or any of their respective Group Companies) (each, an “Indemnified Party”) gives notice to another such party (the “Indemnifying Party”) of any claim against the Indemnifying Party under the Mutual Indemnities or any Indemnified Party becomes aware of any claim against it or any other fact or circumstance which, if substantiated, will or might give rise to a claim against the Indemnifying Party under the Mutual Indemnities, then the following provisions of this Schedule 3 shall apply:

1.

The Indemnified Party shall as soon as reasonably practicable (and in any event within 20 Business Days of the Indemnified Party first becoming aware that a matter constitutes a claim against the Indemnifying Party) give notice and available details thereof to the Indemnifying Party and shall consult with the Indemnifying Party with respect thereto. If any Indemnified Party fails to give notice promptly as required, any claim by the Indemnified Party hereunder shall be reduced to the extent that such failure can be shown to have increased the liability of the Indemnifying Party to the Indemnified Party or to any other person.

2.	Any notice given by an Indemnified Party pursuant to paragraph 1 shall be in writing and shall specify in reasonable detail:

(A)	the basis upon which it is considered there is an entitlement to indemnification;

(B)	the members of the Indemnified Party’s Group considered to have suffered or incurred losses;

(C)	the identity of any third parties involved; and

(D)

insofar as it is reasonably practicable to determine the same (but without prejudice to the final determination of the amount to be indemnified in respect thereof), an estimate of the monetary amount of the losses which the Indemnified Party reasonably expects to be suffered or incurred by such Indemnified Party or any member of its Group and in respect of which it is considered such Indemnified Party is or will be entitled to indemnification.

3.	Prudential and Jackson shall endeavour to agree within 60 days of receipt of a notice pursuant to paragraph 1:

(A)	the basis upon which there is or may be an entitlement to indemnification; and

(B)	to the extent practicable the quantification or the basis of quantification of the indemnification in respect of losses identified in the notice referred to in paragraphs 1 and 2;

and if they cannot so agree any entitlement to indemnification shall be determined pursuant to clause 17 (Dispute Resolution).

4.

Notwithstanding the provisions of this Schedule 3, the Indemnified Party shall provide and shall procure that each of its subsidiary undertakings shall provide to the Indemnifying Party and its professional advisers and agents reasonable access to premises and personnel and to any relevant documents and records within its possession or control (with the right to copy the same at the Indemnifying Party’s own expense) save for any documents or records which are the subject of legal or professional privilege, for the purpose of investigating such claim or potential claim or enabling the Indemnifying Party to remedy or avert such breach or matter or to avoid, dispute, resist, appeal, compromise, defend, mitigate or determine the amount of any such claim, subject to the Indemnifying Party procuring that it and its professional advisers and agents keep such information confidential and subject to applicable DP Laws (save for the purposes of, and to the extent necessary for, defending or contesting the matter which is the subject of the relevant indemnity claim).

5.

The Indemnified Party shall and shall procure that each of its subsidiary undertakings shall take such action as the Indemnifying Party may reasonably request to allow the Indemnifying Party the opportunity to remedy or avert such breach or matter or to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which would or might give rise to a claim against the Indemnifying Party under the relevant Mutual Indemnities or any matter which would or might give rise to such a claim or matter and shall, in connection with any proceedings related to any such claim or matter, use professional advisers nominated by the Indemnifying Party in relation thereto or, if the Indemnifying Party so requests, allow the Indemnifying Party the exclusive conduct thereof, in each case on the basis that the Indemnified Party shall be fully indemnified by the Indemnifying Party for all liabilities, obligations and Costs reasonably incurred as a result of any such request by the Indemnifying Party and on the basis that the Indemnifying Party shall keep the Indemnified Party reasonably informed on matters relating to the proceedings.

6.

The Indemnified Party shall not, and shall procure that none of its subsidiary undertakings shall, make an admission of liability, agreement, compromise or settle any claim or matter which would or might give rise to a claim against the Indemnifying Party under the Mutual Indemnities without the prior written consent of the Indemnifying Party.

7.

Prudential and Jackson may enter into agreements or other arrangements providing for the set-off of payments due to be made by way of indemnification by both Prudential and Jackson. The obligations of either party in respect of any particular losses indemnified under the Mutual Indemnities shall be deemed to have been fully discharged where the amount agreed by the parties to be payable in respect of such loss is paid or taken into account in arriving at any net amount payable by or on behalf of one to the other. For the purpose of this paragraph 7, the amount payable in respect of a loss under the Mutual Indemnities shall be taken to be agreed if it has been determined in accordance with the provisions of clause 17 (Dispute Resolution).

8.

Without prejudice to the provisions of any applicable insurance policies, Prudential and Jackson shall each take all reasonable steps to mitigate any losses of any of the members of their respective Group which might give rise to a claim to be entitled to indemnification under the Mutual Indemnities.

9.

Without prejudice to any recourse which either party may have against any member of the Other Group (including without limitation any entitlement it may have to be indemnified under the Mutual Indemnities), each of the parties hereby waives any claim (arising before Completion) which it may have against any employee or former employee who is or was employed by any company in the Other Group or who is or was employed by a body corporate which is not a member of the Other Group but who is or was employed in the conduct of the Prudential Business or the Jackson Business (as applicable) arising out of their employment save insofar as such claim relates to allegations of fraud on the part of such employee or former employee and save in the context of a claim by or on behalf of that employee against that party (or a member of that party’s Group) or the trustees or managers of a retirement benefits scheme of that party (or of a member of that party’s Group).

10.	Limitations on liability

10.1	Time limits

No liability shall arise in respect of any claim or claims under this Schedule 3 unless the Indemnified Party has notified the Indemnifying Party of the relevant claim, stating in reasonable detail the nature of the claim and, so far as reasonably practicable, an estimate of the amount claimed:

(A)	in respect of any claim or claims related to Tax, on or before the date falling 7 years after the date of Completion; and

(B)	in respect of any other claim or claims, on or before the date falling 6 years after the date of Completion.

(C)	Monetary limits

(D)	No liability shall arise in respect of any claim or claims under this Schedule 3:

(i)	in respect of any individual claim (or series of related claims with respect to related facts or circumstances) for less than $100,000; and

(ii)

unless and until the aggregate of all claims (disregarding any claims excluded by paragraph 10.1(D)(i) above) for which the Indemnifying Party is liable under this Schedule 3 exceed $1,000,000, but once the aggregate amount of all such claims has exceeded such sum, the Indemnifying Party shall be liable in respect of the full amount of such claims and not the amount by which such sum is exceeded.

(E)

Any amounts for which a party is liable to the other party under this Schedule 3 shall be recorded under the name of the claiming party on a list agreed between Prudential and Jackson. At the end of each six month period, the aggregate amounts for which the respective parties are liable shall be set off against each other and an adjusting payment shall be made to the party who retains a positive balance of losses. Each of Prudential and Jackson shall then begin the next six month period with a zero balance of losses for the purposes of the above procedure.

10.2	Insured claims

(A)

Notwithstanding any other provisions of this Agreement (but subject to sub-paragraph (B) below), where any Indemnified Party or any member of such Indemnified Party’s Group has insurance cover in respect of any losses it may suffer or incur, the Mutual Indemnities shall apply only to the extent that the losses so suffered or incurred exceed, and shall not include, the amount which the relevant Indemnified Party or any member of such Indemnified Party’s Group is entitled to recover from the relevant insurer or insurers. However, notwithstanding the foregoing provisions of this sub-paragraph (A), any losses recovered or recoverable from the relevant insurer or insurers shall count towards the calculation of the amounts referred to in sub-paragraph (B).

(B)

Notwithstanding sub-paragraph (A), if the relevant Indemnified Party or any member of such Indemnified Party’s Group has not actually received from the relevant insurer or insurers the full amount of its losses, or such part thereof as is within the limits of the relevant insurances, within 12 months of the Insurance Date, the Mutual Indemnities will extend to cover indemnification in respect of the losses in question or such part thereof as is within the limits of the relevant insurances. Such extension of the Mutual Indemnities is conditional on that Indemnified Party, at the option of the Indemnifying Party, either (a) diligently undertaking and pursuing proceedings against the relevant insurer or insurers at the reasonable direction and expense of the Indemnifying Party and accounting to the Indemnifying Party for the net amount recovered, after deducting reasonable Costs of recovery, or (b) assigning or causing there to be assigned to the Indemnifying Party all the rights and claims against the relevant insurer or insurers of the Indemnified Party and the members of its Group.

In this sub-paragraph (B), “Insurance Date” means the later of (i) the giving of a claims notice relating to the relevant losses, (ii) the final calculation of the amount of the relevant losses or part thereof, and (iii) the date of payment to a third party by an Indemnified Party.

11.	Recovery from third parties

(A)

Without prejudice to the provisions of sub-paragraphs (B) and (C), but subject to sub-paragraphs (D) and (E) of this paragraph 11, where an Indemnified Party has, or in the reasonable opinion of the Indemnifying Party may have, any claim against any third party in relation to any matter in respect of which it is or may be entitled to indemnification under the Mutual Indemnities, such Indemnified Party agrees, at the option of the Indemnifying Party, either:

(i)	to assign to the Indemnifying Party the conduct of such claim; or

(ii)	to:

(a)	take all reasonable steps to enforce such claim against such third party; and

(b)

reimburse to the Indemnifying Party the net amount, after deducting Costs of recovery and any Tax thereon (or any Tax which would have been chargeable thereon but for a Relief), recovered from such third party in respect of such claim to the extent that such Indemnifying Party has paid an amount in relation to such indemnity to such Indemnified Party in respect of the matters the subject of such claim.

(B)	The Costs of the Indemnified Party incurred in enforcing any claim against any third party as is referred to in sub-paragraph (A) shall form a part of the entitlement to be indemnified.

(C)

In any event, the Indemnifying Party shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim. The Parties agree to take into consideration the terms and conditions of any relevant insurance policy.

(D)

The provisions of this paragraph 11 shall only apply in respect of a claim or series of connected claims if the aggregate amount claimed by the Indemnified Party in respect of such claim or series of connected claims is greater than $1,000,000.

(E)

Neither Prudential nor Jackson shall be required under this paragraph 11 to take any steps in relation to any claim or possible claim against any third party if it reasonably considers that the taking of such steps would or would be reasonably likely to cause material damage to any business relationship it has with that third party or with any other person.

12.	Effect of waiver, release, etc.

Any obligation or liability of an Indemnifying Party in respect of any claim of an Indemnified Party to be entitled to indemnification under this Agreement may in whole or in part be released, compounded or compromised, by time or indulgence given by an Indemnified Party in its absolute discretion without in any way prejudicing or affecting its rights under this Agreement in relation to any other claim or matter or any other rights it may have.

13.	No liability if loss is otherwise compensated for

(A)

The Indemnified Party and those deriving title from the Indemnified Party on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual claim under the Mutual Indemnities.

(B)

The Indemnifying Party shall not be liable for any claim under the Mutual Indemnities to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Indemnified Party.

14.	Acts of the Indemnified Party

(A)	No claim shall lie against the Indemnifying Party under the Mutual Indemnities to the extent that such claim is wholly or partly attributable to:

(i)	any voluntary act, omission, transaction or arrangement carried out by the Indemnified Party or on its behalf or by persons deriving title from the Indemnified Party on or after Completion; or

(ii)	any admission of liability made after the date hereof by the Indemnified Party or on its behalf or by persons deriving title from the Indemnified party on or after Completion.

(B)

The Indemnifying Party shall not be liable for any claims under the Mutual Indemnities which would not have arisen but for any reorganisation or change in ownership of the Indemnified Party’s Group after Completion or any changes in the accounting basis on which any of the companies in the Indemnified Party’s Group values its assets or any other change in accounting policy or practice of any member of the Indemnified Party’s Group after Completion.

15.	Allowance, provision or reserve in the accounts

No matter shall be the subject of a claim under the Mutual Indemnities by Prudential or Jackson (as the case may be) to the extent that allowance, provision or reserve in respect of such matter shall have been made in the accounts of a company within the Group of the claiming party as at the date of this Agreement or has been included in calculating creditors or deducted in calculating debtors in the accounts of a company within the Group of the claiming party and (in the case of creditors or debtors) is identified in the records of the relevant Group or shall have been otherwise taken account of or reflected in the financial information contained in the Form 10 or the Circular, as the case may be.

16.	Future legislation

Save in the case of any legislation having retrospective effect to a date prior to the date of this Agreement, no liability shall arise in respect of any claim under the Mutual Indemnities if and to the extent that liability occurs or is increased wholly or partly as a result of any legislation not in force at the date of this Agreement.

17.	Loss of goodwill or business

No claim shall lie against the Indemnified Party under the Mutual Indemnities to the extent that the subject of the claim relates to the fact that the relevant Group has lost goodwill or possible business.

18.	Fraud

No liability shall attach to the Indemnifying Party in respect of claims under the Mutual Indemnities in the case of any fraud or dishonesty on the part of the Indemnified Party.

SCHEDULE 4

ACCESS TO PERSONAL DATA

1.	Definitions

“Adequacy Decision”	means an adequacy decision (in whatever form that may take, including the statement regarding transfers to the EEA in the “Using Personal Data After Brexit” guidance issued by the UK Government on 6 February 2019 and the “Guidance on Amendments to UK Data Protection Law in the Event the UK Leaves the EU Without a Deal”, as updated by the UK Government on 23 April 2019) covering an International Transfer issued by the UK government in relation to the data protection regime of one or more specified non-UK countries or territories;

“Applicable Law”

means any and all:

(i) legislation (including statutes, statutory instruments, treaties, regulations, orders, directives, by-laws, and decrees); and

(ii)  judgments, resolutions, decisions, orders, notices or demands of a competent court, tribunal, regulatory body or governmental authority in each case having the force of binding law or by which either party is bound, in each case in any jurisdiction relevant to either party;

“Binding Corporate Rules”	means personal data protection policies adhered to by a Controller or Processor for transfers or a set of transfers of personal data to a controller or processor as approved by the relevant data protection authority in accordance with DP Law;

“Controller”	means Jackson or Prudential acting as an independent controller (the term “controller” being as defined under the GDPR);

“Data Breach”	means any accidental or unlawful destruction, loss (including any temporary or permanent loss of access), alteration, unauthorised disclosure of, or access to the Personal Data or any unauthorised or unlawful processing of the Personal Data;

“DP Law”

means all Applicable Law from time to time relating to the processing of Personal Data and privacy including (where applicable) including:

(i) the GDPR;

(ii)  any other data protection and privacy laws, regulations and other similar instruments in any other jurisdiction to which it is subject; and

(iii)  any judicial or administrative interpretation of any of the above, and any mandatory guidance, guidelines, codes of practice, approved codes of conduct or approved certification mechanisms issued by any relevant data protection supervisory authority;

“Data Subject”	has the meaning given in the GDPR;

“EEA”	means the European Economic Area;

“International Transfer”	means (i) a transfer of, or access to, Personal Data from one party in the UK to or by the other party in any country or territory outside the UK; and (ii) any onward transfer from, or access to, a country or territory outside the UK;

“Notify”	means sending a notice, notification or other written communication via email (a “Notice” or “Notification”) in accordance with paragraph 3.11 and/or paragraph 3.12 to SIRT@jackson.com for Notices sent to Jackson acting as Controller and to GHO.dataprotection@prudentialplc.com for Notices sent to Prudential acting as Controller;

“Objection Notice”	has the meaning given to that term in paragraph 3.6;

“Personnel”

means all or any of:

(i) directors, officers, employees and/or agents of a party;

(ii)  the directors, officers, employees and/or agents of any sub-contractors; and

(iii)  any other individuals engaged by or on behalf of a party or any sub-contractor in the performance of any part of the party’s obligations under this Agreement;

“processing”	has the meaning given to that term in the GDPR, and “process” and “processed” shall have a corresponding meaning;

“Processor”	means Prudential or Jackson acting as a separate processor (as defined under the GDPR);

“Regulator”	means any regulatory, administrative, supervisory or governmental agency, body or authority (whether regional, national or supranational) to whose rules, regulations or guidance any party (or any assets, resources or business of such party) is, from time to time, subject or submits, or which otherwise relate to the processing under this Agreement;

“Standard Contractual Controller Clauses” or “SCCCs”	means the standard contractual clauses for the transfer of such Personal Data from a controller in the UK to a controller outside of the UK as approved by the UK government and/or the UK Regulator for data protection (or such other relevant authority of the UK);

“Standard Contractual Processor Clauses” or “SCPCs”	means the standard contractual clauses for the transfer of such Personal Data from a controller in the UK to a processor outside of the UK as approved by the UK government and/or the UK Regulator for data protection (or such other relevant authority of the UK); and

“Sub-Processor”	has the meaning given to that term in paragraph 3.5

2.	Interpretation

2.1

Terms and expressions used in the Agreement shall have the same meaning in this Schedule 4, unless otherwise defined herein, and terms and expressions used in this Schedule 4 and not defined in the Agreement and this Schedule 4 shall have the meaning assigned to them in DP Law.

3.	Controller to Processor Provisions

3.1	The parties acknowledge and agree that in respect of the processing described in:

(A)

Appendix 1 and in accordance with clause 11 of the Agreement, Prudential appoints Jackson as Processor and Jackson shall process the Personal Data described in Appendix 1 on behalf of Prudential only for the purposes of performing its obligations under the Agreement (which includes the purposes described in Appendix 1); and

(B)

Appendix 2 and in accordance with clause 11 of the Agreement, Jackson appoints Prudential as Processor and Prudential shall process the Personal Data described in Appendix 2 on behalf of Jackson only for the purposes of performing its obligations under the Agreement (which includes the purposes described in Appendix 2).

3.2	Jackson and Prudential each shall, when acting as a Processor, comply with the terms of this paragraph 3.

3.3

A description of the duration, nature and purpose of the processing carried out by each Processor under this Schedule, and the type of Personal Data and categories of Data Subjects contained in the Personal Data is set out in Appendix 1 and Appendix 2. The parties shall keep this information up-to-date during the term of the Agreement and shall agree any necessary variations in accordance with clause 28.5 of the Agreement.

General obligations of a Processor

3.4	A Processor shall:

(A)	comply with its obligations under DP Law;

(B)

process the Personal Data only on documented instructions from a Controller, unless the Processor is legally required to process the Personal Data for another purpose by UK law to which the Processor is subject and provided it informs the Controller of that legal requirement and the proposed processing before such processing takes place (unless that law prohibits such information being disclosed on important grounds of public interest);

(C)

ensure that the Personal Data shall only be accessible by its Personnel to the extent necessary to properly perform their duties in relation to this Agreement, who are informed of its confidential nature and the security procedures relating to it, and who are contractually bound to maintain its confidentiality; and

(D)

take all measures required by DP Law, including implementing appropriate technical and organisational measures to ensure a level of security appropriate to the risk (taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risks for the rights and freedoms of natural persons) presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data transmitted, stored or otherwise processed. Such measures shall include (as appropriate):

(i)	pseudonymising and encrypting Personal Data;

(ii)	ensuring the ongoing confidentiality, integrity, availability and resilience of processing systems and services;

(iii)	restoring the availability and access to Personal Data in a timely manner in the event of a physical or technical incident;

(iv)	regularly testing, assessing and evaluating the effectiveness of technical and organisational measures for ensuring the security of the processing (and having suitable process to do so);

(v)	complying with any security provisions in this Schedule; and

(vi)	putting in place processes to be able to:

(a)	detect and promptly contain a Data Breach; and

(b)	reasonably assist the Controller (following a Data Breach) to assess the risk to individuals and determine whether Data Breach notifications and/or breach communications are required.

Sub-Processing

3.5	Subject to paragraph 3.7, a Processor shall have general authorisation to engage another data processor to process Personal Data (a “Sub-Processor”) provided that it:

(A)

notifies the Controller 30 Business Days in advance of any new or replacement Sub-Processor it wishes to engage and such Notice shall include documentation that will allow the Controller to understand the security profile of the proposed Sub-Processor, including the results of any due diligence that the Processor has undertaken in relation to the proposed Sub-Processor’s procedures and mechanisms in accordance with Article 32 of the GDPR (or the equivalent provision of any other piece of Applicable Law); and

(B)	complies with its obligations in paragraph 3.6, paragraph 3.7 and paragraphs 3.10 to 3.18.

3.6

Within 10 Business Days of having been Notified of the addition or replacement of any Sub-Processor, the Controller shall Notify the Processor either: (i) of its acceptance of the addition or replacement; or (ii) of its objections to the addition or replacement (an “Objection Notice”) and such Objection Notice shall contain clear supporting reasons and/or supporting evidence explaining why the appointment has been objected to. The parties agree they shall have discussions in good faith to try to resolve the issue or concerns identified by the Controller in its Objection Notice. If the objections are not withdrawn or if no agreement is reached on this within 10 Business Days, either Party shall have the right to terminate the provisions of this Schedule 4 (to the extent that those provisions relate to Personal Data that is the subject of an objection) before the Personal Data is communicated to the new Sub-Processor.

3.7	Notwithstanding paragraphs 3.5 and 3.6 above, a Processor shall hereby have general authorisation to appoint any member of its Group as Sub-Processor.

3.8

If, at any time, a Sub-Processor is engaged, the Processor shall ensure that such Sub-Processor is bound by the terms of a contract which imposes on such Sub-Processor data protection obligations that are similar and no less onerous that those set out in this Schedule 4 and, in particular, the Processor shall obtain sufficient guarantees from the Sub-Processor that it shall implement appropriate technical and organisational measures in such a manner that the processing shall meet the requirements of DP Law.

3.9

A Processor shall not be relieved of any of its obligations under this Schedule 4, and shall remain fully liable to the Controller for the performance of the Sub-Processor’s obligations and for its acts and omissions.

Assistance by the Processor

3.10	A Processor shall:

(A)

taking into account the nature of the processing assist (at the Controller’s cost) the Controller by appropriate technical and organisational measures as far as this is reasonably possible for the fulfilment of the Controller’s obligation to respond to requests for exercising the Data Subject’s rights under DP Law;

(B)

promptly provide to the Controller (at the Controller’s cost) such assistance as the Controller may from time to time reasonably require to enable it to comply with its security, data breach notification, impact assessment, prior consultation, record keeping and audit responsibilities under DP Law, and each party shall be permitted, for the purposes of this paragraph 3.10, to act in accordance with its own relevant internal policies, which shall include for the avoidance of doubt any “data request process document” (however so called) drafted jointly by the parties to govern the sharing of Personal Data pursuant to this Agreement, in each case as amended from time-to-time and solely to the extent that any such policies are compliant with DP Law.

Processor Data Breaches and interactions with Regulators

3.11	In the event of a Data Breach, a Processor shall Notify the Controller promptly (and in any event within 36 hours) of identifying such Data Breach, and together with such notice, provide:

(A)	a point of contact within the Processor who shall liaise with and, as soon as it becomes available, provide further information to, the Controller;

(B)	a written description of the nature of, and facts known relating to, the Data Breach, including details of the:

(i)	categories and approximate numbers of the Data Subjects (and identities of Data Subjects if known), categories of Personal Data and Personal Data records concerned;

(ii)	likely causes, effects and consequences of the Data Breach and details of whether any Personal Data was encrypted; and

(iii)	measures taken or proposed to be taken to address the Data Breach including any measures to mitigate any possible adverse effects;

and where, but only in so far as, it is not possible to provide the information referred to in this sub-paragraph (B) at the same time as the Notification, such information shall be provided as soon as that information becomes available (and in such a manner as to enable the Controller to make any Data Breach notification and to meet its documentation obligations).

3.12	Following the Processor becoming aware of any Data Breach it shall:

(A)

take such steps, on an ongoing basis, as are reasonably necessary to provide the Controller with the information necessary for it to comply with its Data Breach notification, data communication and documentation obligations;

(B)	not disclose any information about the Data Breach (including to any Regulator or to any of the Controller’s affected Data Subjects) without the Controller’s prior written consent, except:

(i)

where it is required to do so by Applicable Law but always subject to Notifying the Controller in advance and taking on board reasonable requests from the Controller, unless that Applicable Law prohibits such notification on important grounds of public interest); or

(ii)	to its own customers to the extent the Data Breach affects them.

(C)

provide reasonable assistance to the Controller with the implementation of its contingency plans and other mitigation activities relating to such Data Breach and (unless otherwise agreed with Controller) take prompt action to stop the Data Breach, recover any Personal Data or other information and fix any vulnerabilities to prevent further Data Breaches.

3.13	The Processor shall provide reasonable assistance to the Controller with making any mandatory notifications to Regulators and/or affected Data Subjects in the event of a Data Breach.

Data retention, compliance and audits of a Processor

3.14	A Processor shall:

(A)

following the termination or expiry of the Agreement (or relevant part thereof), at the Controller’s discretion, either promptly return to the Controller all of the Personal Data (or relevant part thereof, including all existing copies), delete all of the Personal Data (or relevant part thereof, including all existing copies), or put beyond use all of the Personal Data (or relevant part thereof, including all existing copies) and certify the same in writing, unless such Personal Data is required to be retained by the Processor under any applicable law or in compliance with the terms of the Processor’s own data retention policies;

(B)	make available to the Controller all reasonable information necessary to demonstrate compliance with this paragraph 3;

(C)

subject to paragraph 3.15, allow for and contribute to audits and inspections conducted by the Controller, its representatives or other auditors mandated by the Controller, during Working Hours in the place of the Processor and no more than once per calendar year, and subject to compliance with all the Processor’s reasonable requests in relation to security and confidentiality, with any such audit or inspection being carried out at the sole expense of the Controller and conducted remotely unless absolutely necessary, and only on providing four weeks’ prior Notice to the Processor; and

(D)	with regard to sub-paragraph (B) and (C), promptly inform the Controller if, in its opinion, an instruction from the Controller infringes DP Law.

3.15	The Processor shall allow for and contribute to audits and inspections more frequently than once per calendar year if requested by the Controller in connection with a:

(A)	Data Breach affecting Personal Data held by the Processor;

(B)	breach of this Schedule 4 by the Processor;

(C)	requirement from a Regulator; or

(D)	requirement under the terms of any other Applicable Law,

and, in any such circumstance, the audit shall be carried out at the sole expense of the Processor for an audit under paragraph 3.15(A) (which the Data Breach is attributable to the Processor) or 3.15(B), and at the sole expense of the Controller for an audit under paragraph 3.15(A) (where the Data Breach is attributable to the Controller), 3.15(C) or 3.15(D).

International transfers by a Processor

3.16	A Processor shall only make an onward International Transfer in compliance with:

(A)

the Controller’s documented instructions, unless the transfer is required by UK law to which the Processor is subject and provided it Notifies the Controller of that legal requirement and the proposed transfer before such transfer takes place (unless that law prohibits such information being disclosed on important grounds of public interest);

(B)	the provisions of this Schedule, including in relation to sub-processing; and

(C)	DP Law.

3.17

Prior to an International Transfer, unless a relevant Adequacy Decision or Binding Corporate Rules are in place, the relevant party agrees to enter into appropriate SCPCs to ensure the relevant International Transfer is permitted under the GDPR, and that party will review the contents of the Annex to all relevant SCPCs to ensure that they remain correct (and otherwise update the Annex to those SCPCs in accordance with clause 28.5 of the Agreement).

3.18

The parties agree to annually review the Annex of the relevant SCPCs to ensure their contents remain correct and otherwise ensure the Annexes are kept up to date in accordance with clause 28.5 of the Agreement.

3.19	To the extent there is a conflict between the terms of the relevant SCPCs and any other terms of this Agreement, the terms of the relevant SCPCs shall prevail.

4.	Controller to Controller Provisions

4.1	The parties agree that the terms of this paragraph 4 shall apply to any processing undertaken by either party as described in sub-paragraph 4.2, below.

4.2

Each party acknowledges and agrees that any Personal Data it holds which relates to the other party, which is required by that other party (the “Receiving Controller”) for the purposes of its legal or regulatory obligations, shall be provided by the party holding the Personal Data (the “Providing Controller”) on the basis of a controller to controller transfer, and each party shall act as an independent Controller of the relevant Personal Data.

4.3	A Receiving Controller shall:

(A)	comply with its obligations under DP Law;

(B)

ensure that Personal Data it receives shall only be accessible by its Personnel to the extent necessary to properly perform their duties in relation to this Agreement, who are informed of its confidential nature and the security procedures relating to it, and who are contractually bound to maintain its confidentiality; and

(C)

take all measures required by DP Law, including implementing appropriate technical and organisational measures to ensure a level of security appropriate to the risk (taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risks for the rights and freedoms of natural persons) presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data transmitted, stored or otherwise processed. Such measures shall include (as appropriate):

(i)	pseudonymising and encrypting Personal Data;

(ii)	ensuring the ongoing confidentiality, integrity, availability and resilience of processing systems and services;

(iii)	restoring the availability and access to Personal Data in a timely manner in the event of a physical or technical incident;

(iv)	regularly testing, assessing and evaluating the effectiveness of technical and organisational measures for ensuring the security of the processing (and having suitable process to do so);

(v)	complying with any security provisions in this Schedule; and

(vi)	putting in place processes to be able to:

(a)	detect and promptly contain a Data Breach; and

(b)	reasonably assist the other Controller (following a Data Breach) to assess the risk to individuals and determine whether Data Breach notifications and/or breach communications are required.

Assistance and data access rights

4.4

If either party receives a request from an individual regarding the Personal Data it holds about that individual in connection with the Agreement or to otherwise exercise their Data Subject rights under DP Law, it shall promptly provide to the other party (at that party’s cost) such assistance as that party may from time to time reasonably require to enable it to comply with its obligations and responsibilities under DP Law.

Data Breaches and interactions with Regulators

4.5

The Receiving Controller will notify the other party, without undue delay (and in any event within 36 hours), if it becomes aware of any unauthorised or unlawful processing, loss, corruption or destruction of, or damage to, a material amount of the Personal Data it processes in connection with the Agreement that, in its view, may result in a risk to the rights and freedoms of individuals.

4.6

If either party receives any complaint, notice or communication from a Regulator which relates directly or indirectly to the other party’s: (i) processing of Personal Data; or (ii) a potential failure to comply with DP Law, the recipient of such complaint, notice or communication shall, to the extent permitted by law, promptly forward the complaint, notice or communication to the other party and provide the other party with reasonable co-operation and assistance in relation to the same.

Data retention and audits

4.7

The Receiving Controller shall retain Personal Data received from the Providing Controller for a period which is no longer than it is reasonably required to hold such data, having regard to the purposes for which such data is processed or to be processed.

4.8

Subject to sub-paragraph 4.9, the Receiving Controller shall allow for and contribute to audits and inspections conducted by the Providing Controller, its representatives or other auditors mandated by the Providing Controller, during Working Hours in the place of the Receiving Controller and no more than once per calendar year, and subject to compliance with all the Receiving Controller’s reasonable requests in relation to security and confidentiality, with any such audit or inspection being carried out at the sole expense of the Providing Controller and conducted remotely unless absolutely necessary, and only on providing four weeks’ prior Notice to the Receiving Controller.

4.9	The Receiving Controller shall allow for and contribute to audits and inspections more frequently than once per calendar year if requested by the Providing Controller in connection with a:

(A)	Data Breach affecting Personal Data held by the Receiving Controller;

(B)	breach of this Schedule 4 by the Receiving Controller;

(C)	requirement from a Regulator; or

(D)	requirement under the terms of any other Applicable Law,

and, in any such circumstance, the audit shall be carried out at the sole expense of the Receiving Controller for an audit under paragraph 4.9(A) (where the Data Breach is attributable to the Receiving Controller) or 4.9(B), and at the sole expense of the Providing Controller for an audit under paragraph 4.9(A) (where the Data Breach is attributable to the Providing Controller), 4.9(C) or 4.9(D)

International transfers by a Controller

4.10

Prior to an International Transfer, unless a relevant Adequacy Decision exists or Binding Corporate Rules are in place, the transferring Controller agrees to enter into appropriate SCCCs or SCPCs (as applicable) to ensure that the International Transfer is permitted under DP Law, and that party will review the contents of the Annex to all relevant SCCCs or SCPCs (as applicable) to ensure that they remain correct (and otherwise update the Annex to those SCCCs or SCPCs in accordance with clause 28.5 of the Agreement).

4.11

The parties agree to annually review the Annex of the relevant SCCCs or SCPCs (as applicable) to ensure that their contents remain correct and otherwise ensure the Annexes are kept up to date in accordance with clause 28.4 of the Agreement.

4.12	To the extent there is a conflict between the terms of the relevant SCCCs or SCPCs (as applicable) and any other terms of the Agreement, the terms of the relevant SCCCs or SCPCs shall prevail.

Appendix 1

Types of Personal Data to be processed	Nature and purpose of processing	Categories of data subjects	Subject matter of processing	Duration of processing

The Personal Data processed comprises the following categories of data:

•  Names

•  Title (including job title)

•  Contact details (telephone numbers and email addresses)

•  Location

•  Addresses

•  Date of Birth

•  ID documentation

•  Details of Shares or Units held

•  Banking information

•  IP addresses

•  Family and dependant information

•  Employment records

•  Health and bio-metric information

•  Photographs and image data

•  KYC and due diligence related information

In order to give effect to the agreed data-sharing arrangements, Jackson may act in the capacity of data processor for Prudential.

The parties may in addition, from time to time, also act in the capacity of as data controllers.

The Personal Data processed relates to the following categories of Data Subjects:

•  Directors, agents, contractors, employees and prospective employees of the parties;

•  Customers, clients and third-party contacts of the parties (including investors); and

•  Prospective customers, clients and third-party contacts of the parties (including investors)

Pursuant to clause 11 of the Agreement, Jackson will continue to hold co-mingled Personal Data. relating to both parties. Personal Data processing arrangements to allow, amongst other things, access to the co-mingled Personal Data, of the parties are required.

Jackson will retain and allow access to Personal Data residing within certain electronic, hard copy, archive, file stores and applications.

The parties will continue to process the Personal Data for as long as the agreed data-sharing arrangement is required or until deletion of Personal Data is possible in accordance with the relevant data retention policies.

Appendix 2

Types of Personal Data to be processed	Nature and purpose of processing	Categories of data subjects	Subject matter of processing	Duration of processing

The Personal Data processed comprises the following categories of data:

•  Names

•  Title (including job title)

•  Contact details (telephone numbers and email addresses)

•  Location

•  Addresses

•  Date of Birth

•  ID documentation

•  National Insurance details

•  Details of Shares or Units held

•  Banking information

•  IP addresses

•  Family and dependant information

•  Employment records

•  Health and bio-metric information

•  Photographs and image data

•  KYC and due diligence related information

In order to give effect to the agreed data-sharing arrangements, Prudential may act in the capacity of data processor for Jackson.

The parties may in addition, from time to time, also act in the capacity of data controllers.

The Personal Data processed relates to the following categories of Data Subjects:

•  Directors, agents, contractors, employees and prospective employees of the parties;

•  Customers, clients and third-party contacts of the parties (including investors); and

•  Prospective customers, clients and third-party contacts of the parties (including investors)

Pursuant to clause 11 of the Agreement, Prudential will continue to hold co-mingled Personal Data relating to both parties.

Personal Data processing arrangements to allow, amongst other things, access to the co-mingled Personal Data, of the parties are required.

Prudential will retain and allow access to Personal Data residing within certain electronic, hard copy, archive, file stores and applications.

The parties will continue to process the Personal Data for as long as the agreed data-sharing arrangement is required or until deletion of Personal Data is possible in accordance with the relevant data retention policies.

SCHEDULE 5

EMPLOYEE SHARE SCHEMES

Prudential and Jackson agree that, as a consequence of the Demerger, participants in the Prudential Incentive Plans who are employed by the Jackson Group as at Completion (or previous employees of the Jackson Group who retain rights under the Prudential Incentive Plans at this date) will, with effect from and conditional upon completion of the Demerger, be entitled to receive the rights granted under the relevant Prudential Incentive Plan in accordance with the rules of the relevant Prudential Incentive Plan. These rights can be summarised as follows:

1.	General

For the purposes of this Schedule 5:

“ADR” means an American depositary share representing two Prudential Shares, evidenced by an American depositary receipt; and

“NYSE” means the New York Stock Exchange.

2.	Prudential Incentive Plans

Awards held by any current or past employees of the Jackson Group under the following Prudential Incentive Plans will not vest on the Demerger but will be automatically exchanged for an equivalent award granted by Jackson:

(A)	Prudential Long Term Incentive Plan 2013 (the “PLTIP”)

(B)	Prudential Group Deferred Bonus Plan 2010 (the “GDBP”)

(C)	Prudential Deferred Annual Incentive Plan 2013 (the “DAIP”) and

(D)	Prudential Restricted Stock Plan 2015 (the “RSP”).

Jackson Group employees participating in the Prudential Group Share Incentive Plan (the “Group SIP”) will be treated as good leavers under the Group SIP rules and their Prudential Shares will be transferred to them following Demerger. Jackson Group employees will not be able to acquire any further Prudential Shares under the Group SIP following Demerger.

Jackson employees participating in the Prudential Savings-Related Share Option Scheme (the “SAYE”) will be treated as good leavers and may exercise their option(s) until the end of their original exercise period. To the extent not exercised at the end of that period, options will lapse.

Where any current or former employee of the Jackson Group is or becomes entitled to receive a cash amount on a deferred basis (whether from a member of the Prudential Group or from a member of the Jackson Group) (a “Deferred Cash Award”) which is outstanding on, or relates to service before, the Demerger, that Deferred Cash Award will continue to subsist on its original terms and will be settled by Jackson on the original payment timetable. Where an award was originally granted subject to malus and clawback provisions, it will continue to be subject to those malus and clawback provisions, except that any post-demerger exercise of those malus and clawback provisions will fall exclusively in the authority of the Compensation Committee of Jackson.

3.	Exchange ratios

Where in this Schedule 5 reference is made to a current or past employee of the Jackson Group (a “Jackson Participant”) being granted an equivalent award over Jackson Shares (the “New Award”) in exchange for an existing award over Prudential Shares or ADRs (the “Old Award”):

(A)	the number of Jackson Shares over which a New Award is granted in respect of any Old Award granted under the PLTIP will be calculated by reference to the average mid-market closing prices over:

(i)	in relation to a Prudential ADR, the last ten dealing days when the Prudential ADR retained the right to receive the Demerger Dividend; and

(ii)	in relation to a Jackson Share, the first ten dealing days following the start of regular trading of the Jackson Shares on the NYSE,

or on such other basis as is permitted by the PLTIP rules;

(B)

any New Award calculated in accordance with (A) will be granted subject to the terms of the PLTIP rules, except that references in those terms to the “Company” will be to Jackson and references to “Shares” will be to Jackson Shares (meaning that, following the Demerger, references to the “Committee” and the “Share Plan Committee” will be construed as references to the Compensation Committee of Jackson);

(C)	the number of Jackson Shares over which a New Award is granted in respect of any Old Award granted under the GDBP, DAIP or RSP will be calculated as the sum of:

(i)

the number of Jackson Shares which the Jackson Participant would have received if the Jackson Participant had been the beneficial owner of the Prudential ADRs subject to the Jackson Participant’s Old Award at the Demerger Record Time; and

(ii)

an additional number of Jackson Shares calculated by dividing (a) the total value of the Prudential ADRs subject to the Old Award (measured as the number of such ADRs multiplied by the mean of the mid-market closing values of a Prudential ADR for the first 10 dealing days following the start of regular trading of the Jackson Shares on the NYSE), divided by (b) the mean mid-market closing value of a Jackson Share for the same period or on such other basis as is permitted by the rules of the relevant plan(s);

(D)	Jackson will take appropriate steps to give legal effect to the New Awards as soon as reasonably practicable following the Demerger;

(E)

New Awards will, so far as practicable, be granted on the same terms as, (in the case of Old Awards granted under the PLTIP) and on broadly equivalent terms to, (in the case of Old Awards granted under the GDBP, DAIP or RSP) the Old Award, including the terms relating to vesting and holding periods and the application of malus and/or clawback.

(F)

Where performance conditions apply to the Old Award, the performance conditions applied to the New Award will be such as to be, in the reasonable opinion of the Compensation Committee of Jackson, no more and no less difficult to achieve than those applicable to the Old Award would have been, had the Demerger not taken place.

4.	Jackson Share Scheme

Jackson Group employees will not be eligible to be granted any further share options or awards under the Prudential Incentive Plans. The Compensation Committee of Jackson may determine future eligibility for Jackson Group employees under any Jackson incentive plans including share schemes and may delegate authority to others for these purposes.

Awards granted under the PPM America, Inc. Performance Incentive Award Plan (the “PIAP”) will not vest on the Demerger, will not be exchanged and will continue on their original terms including the terms relating to performance conditions, vesting and holding periods and the application of malus and/or clawback.

5.	Conduct issues

In the event that a party to this Agreement becomes aware after the Demerger but before the fifth anniversary of the grant date of an Old Award by reference to which a New Award was granted of:

(i)	a significant conduct/culture/governance issue that results in a significant capital add-on or material fine or similar sanction; or

(ii)	any circumstances which the board of directors of that party reasonably believes might give rise to the malus or clawback provisions of any outstanding New Award being invoked;

which occurred before the Demerger (a “Conduct Issue”), then:

(A)	that party will, within 14 days of becoming aware of the Conduct Issue, notify the other party to this Agreement of the nature of the Conduct Issue;

(B)

The Remuneration Committee of Prudential and the Compensation Committee of Jackson will share such information in a timely fashion in good faith as might be required by the other to make decisions about the implications of the Conduct Issue for the relevant award(s) held by the employees of the Prudential Group and the employees of the Jackson Group respectively. Specifically, this flow of information will facilitate decisions in relation to:

(i)	the assessment of conduct performance targets attached to the Old Award and the New Award made in place of the Old Award;

(ii)	the operation of malus and clawback powers; and

(iii)	any other use of discretion which either Committee deems appropriate.

Notwithstanding any provision to the contrary, any post-demerger exercise of malus and/or clawback powers or any other use of discretion that may impact the outstanding New Awards and entitlements of employees of the Jackson Group will fall exclusively in the authority of the Compensation Committee of Jackson.

6.	Dividend equivalent payment

Awards held by any current or former employees of the Jackson Group under the Prudential Incentive Plans which are released before Completion may attract a dividend equivalent payment payable after Completion. In this circumstance:

(i)	the trustee (Sanne Group) will receive the dividend equivalent payment on behalf of current or former employees of the Jackson Group, in the normal way;

(ii)	the trustee will remit these funds in US dollars to the Jackson Group within three days of receipt;

(iii)	the trustee will provide the Jackson Group with details of the amounts payable to each current or former employee of the Jackson Group; and

(iv)	the Jackson Group will transfer the funds to current or former employee of the Jackson Group within 30 days of receipt, in line with the information provided by the trustee.

7.	Tax

The Prudential Group and the Jackson Group will respond in good faith and share information as might be required by the other in order to comply with specific requests or enquiries made by relevant Tax Authorities in relation to awards or compensation delivered via any Prudential Incentive Plan or Jackson Share Scheme and received by Jackson Group employees or current or former Prudential employees within the scope of U.S. income tax and/or social security regulations.

SCHEDULE 6

INSURANCE

1.	Each party shall provide to the other party, upon reasonable request, access to all insurance policies that have:

(A)	been issued to the Pre-Demerger Group, up to but excluding the date of Completion; and

(B)	been issued on an occurrence or discovery basis to the benefit of Prudential and Jackson in respect of claims arising from pre-Completion events.

2.

Subject to paragraph 3, Prudential and Jackson shall, from Completion, provide such reasonable assistance for the purpose of making and pursuing claims under any such policies as any member of the Other Group may reasonably request (the “Insurance Administration Services”) in respect of any occurrence, claim or circumstance that:

(A)	arises in part or in whole prior to the date of Completion; and/or

(B)	falls within the scope of cover of any relevant policy in place in respect of such period; and

(i)

in relation to occurrence-based policies, was notified prior to the date of Completion (under any relevant policy) or was incurred, in part or in whole, prior to the date of Completion but not reported prior to the date of Completion; or

(ii)

in relation to claims-made policies, was notified, or any circumstances which, in the liable party’s reasonable discretion, may lead to a claim, were notified, prior to the date of Completion or, where relevant, within any discovery period applicable to such claims-made policies, provided whichever party is making the claim shall have responsibility for pursuing any such claim.

3.

Prudential and Jackson shall only provide assistance to any Other Group company in respect of making any claim referred in paragraph 2 to the extent that such assistance from such party would not, in the reasonable opinion of such party, constitute a regulated activity for the purposes of FSMA and any related legislation or would otherwise constitute a regulated or unlawful activity under applicable law.

4.

Prudential shall bear or shall procure that the relevant Prudential Group Company shall bear the excess of the amount insured in respect of any such claim of a Prudential Group Company as referred to in paragraph 2, and Jackson shall bear or shall procure that the relevant Jackson Group Company shall bear the excess of the amount insured in respect of any such claim of a Jackson Group Company as referred to in paragraph 2.

5.

Prudential and Jackson shall from Completion cooperate and use reasonable endeavours to procure that the proceeds payable with respect to a claim covered by this Schedule 6 be paid directly to the relevant Group Company that incurred the loss or liability, unless doing so would adversely affect any Prudential Group Company or Jackson Group Company. In the event such direct payment cannot be made, (i) Prudential shall procure that the proceeds which it receives (less an amount equal to any Tax thereon (or any Tax which would have been chargeable thereon but for a Relief)) in connection with a claim covered by this Schedule 6 brought by or relating to any Jackson Group Company shall be paid promptly to the relevant Jackson Group Company that suffered the loss or liability underlying such proceeds and, pending such payment, such proceeds shall be held on trust for the relevant Jackson Group Company and (ii) Jackson shall procure that the proceeds which it receives (less an amount equal to any Tax thereon (or any Tax which would have been chargeable thereon but for a Relief)) in connection with a claim covered by this Schedule 6 brought by or relating to any Prudential Group Company shall be paid promptly to the relevant Prudential Group Company that suffered the loss or liability underlying such proceeds and, pending such payment, such proceeds shall be held on trust for the relevant Prudential Group Company.

6.	Prudential and Jackson will consult each other where access to the other party’s knowledge and resource is reasonably necessary for the proper operation of the Insurance Administration Services.

7.

Where a director or officer of the Prudential Group or the Jackson Group has a deed poll of indemnity, Prudential agrees that it will comply with its obligations to indemnify those persons who were directors and officers of the Jackson Group Companies immediately prior to Completion in accordance with the terms of any such deed poll of indemnity.

8.

Prudential and Jackson shall procure that all claims and known incidents occurring prior to the date of Completion which could result in a claim after Completion have been or will be notified to the relevant insurers prior to the date of Completion, pursuant to the notice requirements of the applicable insurance policies, and each party shall promptly notify the other party of any claim so notified, in the case of a notification made to Jackson, to the attention of Corporate Insurance and, in the case of a notification made to Prudential, in accordance with clause 25 (Notices) of the Agreement.

9.

Where an insurance policy is insufficient to pay all covered liabilities of the Jackson Group and the Prudential Group, the provisions of the relevant insurance policies control. Both Jackson and Prudential undertake not to take any act or make any omission with the intention of altering the order and amounts in which insurers make pay-outs which would unfairly prejudice the ability of the other party to receive payments under the relevant policies.

10.

Without prejudice to paragraph 8 above, each party agrees that following Completion it will notify the other party of any claims made by any Group Company under policies that, prior to Completion, covered both Prudential and Jackson and their respective Group Companies. Such notifications shall be made within a reasonable time period of that party making the claim with the relevant insurer and in any event within 40 Business Days. Each party further agrees that following a claim, it shall: (i) keep the other party promptly informed of any material changes in relation to that claim; and (ii) update the other party as to the progress of any such claim(s) when requested, on at least a bi-annual basis. Responses to requests for information will be sent within 30 Business Days from the initial request. Notifications and requests for information under this paragraph 10 shall be sent, in the case of notifications sent to Jackson, to the attention of Corporate Insurance and, in the case of notifications sent to Prudential, in accordance with clause 25 (Notices) of the Agreement.

SCHEDULE 7

TAX MATTERS

1.	INTERPRETATION

In this Schedule:

1.1	the following expressions shall have the following meanings:

“Joint Issue”	means any matter or issue which is likely to affect the Tax position of both a Jackson Demerging Company and a Prudential Demerging Company;

“Jackson Demerging Companies”	means Jackson and its subsidiary undertakings immediately after Completion and “Jackson Demerging Company” means any of them;

“Prudential Demerging Companies”	means Prudential and its subsidiary undertakings immediately after Completion and “Prudential Demerging Company” means any of them;

“Tax”	means all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, development, franchise, employment, value added and personal property, whether of the United Kingdom, the United States or elsewhere, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them;

“Tax Authority”	means any authority responsible for the collection or management of any Tax;

“Tax Counsel”	means a senior Tax barrister of at least fifteen years’ standing with the relevant expertise to advise or make a determination (as applicable) on the relevant matter; and

“Tax Period”	means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority; and

1.2	unless otherwise specified, references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used.

2.	TAX RETURNS, TAX DISPUTES AND JOINT ISSUES

2.1	Prudential shall prepare the Tax returns of the Prudential Demerging Companies for all Tax Periods.

2.2	Jackson shall prepare the Tax returns of the Jackson Demerging Companies for all Tax Periods.

2.3

Prudential shall procure that the Prudential Demerging Companies shall afford such access to their books, accounts and records as is necessary and reasonable to enable Jackson to exercise its rights and obligations under this paragraph 2.

2.4

Jackson shall procure that the Jackson Demerging Companies shall afford such access to their books, accounts and records as is necessary and reasonable to enable Prudential to exercise its rights and obligations under this paragraph 2.

2.5

Prudential shall, in addition to complying with its obligations pursuant to sub-paragraph 2.3, at the request of Jackson, co-operate with Jackson in the preparation of Tax returns in respect of any Tax Period beginning on or before Completion (and, in particular, provide any information reasonably requested by Jackson in respect of the preparation of Tax returns that must be filed on an annual basis at least 30 Business Days before the relevant filing date for such returns) except (where the matter in question is not a Joint Issue) to the extent that such co-operation might prejudice the interests of a Prudential Demerging Company or would otherwise be onerous or unreasonable.

2.6

Jackson shall, in addition to complying with its obligations pursuant to sub-paragraph 2.4 at the request of Prudential, co-operate with Prudential in the preparation of Tax returns in respect of any Tax Period beginning on or before Completion (and, in particular, provide any information reasonably requested by Prudential in respect of the preparation of Tax returns that must be filed on an annual basis at least 30 Business Days before the relevant filing date for such returns) except (where the matter in question is not a Joint Issue) to the extent that such co-operation might prejudice the interests of a Jackson Demerging Company or would otherwise be onerous or unreasonable.

2.7

To the extent that a Prudential Demerging Company comes into possession of any notice, letter or other document (by or on behalf of any Tax Authority or otherwise) which is addressed to, or otherwise solely relates to the Tax affairs of a Jackson Demerging Company, Prudential shall, or shall procure, that such notice, letter or document is sent as soon as practicably possible to the relevant Jackson Demerging Company.

2.8

To the extent that a Jackson Demerging Company comes into possession of any notice, letter or other document (by or on behalf of any Tax Authority or otherwise) which is addressed to, or otherwise solely relates to the Tax affairs of a Prudential Demerging Company, Jackson shall, or shall procure, that such notice, letter or document is sent as soon as practicably possible to the relevant Prudential Demerging Company.

2.9

Prudential shall, at the request of Jackson, co-operate with Jackson in connection with the determination of any liability to Tax or other matter relating to a Jackson Demerging Company which is disputed by any Tax Authority where the liability to Tax or other matter relates to a period before Completion or to assets which were owned by a Jackson Demerging Company at Completion except (where the matter in question is not a Joint Issue) to the extent that such co-operation might prejudice the interests of a Prudential Demerging Company or would otherwise be onerous or unreasonable.

2.10

Jackson shall, at the request of Prudential, co-operate with Prudential in connection with the determination of any liability to Tax or other matter relating to a Prudential Demerging Company which is disputed by any Tax Authority where the liability to Tax or other matter relates to a period before Completion or to assets which were owned by an Prudential Demerging Company at Completion except (where the matter in question is not a Joint Issue) to the extent that such co-operation might prejudice the interests of a Jackson Demerging Company or would otherwise be onerous or unreasonable.

2.11

Where the matter referred to at 2.5, 2.6, 2.9 or 2.10 above is a Joint Issue, each party shall keep the other party fully informed and the party shall co-operate (including as to how any associated costs should be borne by the parties) with the aim of ensuring that a coherent approach is taken by them in respect of the Joint Issue and it is resolved in a manner which strikes a fair and reasonable balance between the legitimate interests of the two parties.

3.	TRANSFER PRICING INCLUDING TRANSFER PRICING DOCUMENTATION

Prudential plc Group Master File for 2021 Accounting Period

3.1	The parties agree and acknowledge that:

(A)	a transfer pricing master file in respect of the Prudential group for the accounting period year ended 31 December 2021 (the “Master File”) needs to be completed by 31 March 2022; and

(B)	Prudential shall be responsible for preparing the Master File but Jackson shall be responsible for preparing any country appendices to the extent that they relate to any Jackson Business.

3.2

Jackson shall co-operate with Prudential in the preparation of the Master File and, in particular, promptly provide any information reasonably requested by Prudential (including the country appendices to the extent that they relate to any Jackson Business as referred to in sub-paragraph 3.1(B) in sufficient time to enable the Master File to be completed before the relevant deadline.

3.3	Nothing in this Schedule or in the Agreement shall be construed as preventing or otherwise restricting either party from disclosing the Master File:

(A)

to its subsidiaries, associates, and other persons with which it has a relevant connection for the purposes of applicable transfer pricing legislation where such persons are legally required to retain the Master File or information contained therein or to provide it to any Tax Authority; and

(B)

to its professional advisors provided that, prior to receipt of the Master File, such advisors have entered into a non-disclosure agreement with Prudential restricting them from disclosing the contents of the Master File to any person other than the relevant Tax Authority or otherwise as required by law.

Prudential plc CbCR for 2020 Accounting Period

3.4	The parties agree and acknowledge that:

(A)

a country-by-country report in respect of the Prudential group for the accounting period year ended 31 December 2020 (the “2020 CbCR”) is required to be submitted to HMRC on or before 31 December 2021; and

(B)	Prudential shall be responsible for preparing the 2020 CbCR.

3.5

Jackson shall co-operate with Prudential in the preparation of the 2020 CbCR and, in particular, promptly provide any information reasonably requested by Prudential in sufficient time to enable the 2020 CbCR to be filed before the relevant deadline.

Prudential plc CbCR for 2021 Accounting Period

3.6	The parties agree and acknowledge that:

(A)

a country-by-country report in respect of the Prudential group for the accounting period year ended 31 December 2021 (the “2021 CbCR”) is required to be submitted to HMRC on or before 31 December 2022; and

(B)	Prudential shall be responsible for preparing the 2021 CbCR.

3.7

Jackson shall co-operate with Prudential in the preparation of the 2021 CbCR and, in particular, promptly provide any information reasonably requested by Prudential in sufficient time to enable the 2021 CbCR to be filed before the relevant deadline.

CbCR local notifications

3.8

Subject to sub-paragraph 3.9, the parties agree and acknowledge that Prudential is responsible for preparing and filing all local notifications in respect of country-by-country-reporting for the Prudential Demerging Companies and Jackson is responsible for preparing and filing all local notifications in respect of country-by-country-reporting for the Jackson Demerging Companies.

3.9

Where a notification in respect of country-by-country-reporting is required to be filed in a jurisdiction other than the UK or the US and such notification covers both Prudential Demerging Companies and Jackson Demerging Companies (a “Single Notification”), Prudential shall be responsible for preparing and filing the Single Notification. Jackson shall provide any information reasonably requested by Prudential in respect of the preparation of the Single Notification in sufficient time to enable the Single Notification to be filed before the relevant deadline.

4.	WITHHOLDING TAX

In the event that the US Internal Revenue Service (“IRS”) asserts that US withholding tax was required to have been accounted to the IRS but was not so accounted (or that the amount accounted was incorrect) with respect to any dividends paid by a Jackson Demerging Company to the Prudential Demerging Companies (or amounts treated as dividends under US tax law) in Tax Periods preceding Completion, Prudential shall reimburse Jackson for an amount equal to the amount which the

Jackson Demerging Company was required to account to the IRS as a result of such assertion, together with any applicable interest and penalties.    The parties shall discuss in good faith how to deal with the IRS’s assertion (including whether it should be appealed) and Jackson shall ensure that Prudential is promptly and fully informed of any correspondence or communication from the IRS in respect of such assertion (including by providing copies of any correspondence or communication to Prudential where relevant). The management and conduct of any proceeding in connection with the foregoing shall be controlled by Prudential.

5.	COMPETENT AUTHORITY CLAIM

5.1

The parties note that Prudential has made a request, on behalf of PUSH, for a discretionary limitation of benefits determination with respect to paragraph 3(a)(iii) of Article 10 of the UK-US Double Tax Convention (the “Competent Authority Claim”).

5.2	Notwithstanding any other provisions of this Schedule, the parties agree and acknowledge that:

(A)

the management and conduct of the Competent Authority Claim, and all matters in respect of the Competent Authority Claim, remains the sole responsibility of Prudential (including any correspondence with the IRS and HMRC in respect of the Competent Authority Claim), save that Prudential shall keep Jackson informed of any material developments in respect of the Competent Authority Claim; and

(B)	Jackson shall promptly provide such access to information and personnel and such other documents or assistance as is reasonably requested by Prudential in respect of the Competent Authority Claim.

6.	DISPUTE RESOLUTION

6.1	All claims, disputes and differences between the parties arising in connection with this Schedule shall be governed by the provisions of clause 17 of the Agreement subject as set out above.

6.2

Failing resolution of any such claims, disputes and differences between the parties arising in connection with this Schedule in accordance with clause 17.2(A) and 17.2(B) of the Agreement as an alternative to bringing legal proceedings pursuant to clause 17.2(B) of the Agreement, either party may refer the matter to an Independent Expert.

6.3

For the purposes of this paragraph 6, “Independent Expert” shall mean a Tax Counsel or any other third party as is agreed between the parties or, failing agreement within 14 days, as chosen by the President of the Chartered Institute of Taxation on the application of either party.

6.4

The Independent Expert shall be and remain independent and impartial of each party, and shall have experience relevant to the matter in dispute. The Independent Expert shall determine the resolution of any matter which the parties are unable to resolve. The parties shall co-operate in providing such information and assistance as the Independent Expert may reasonably request in order to make such determination and shall share the costs of the reference equally unless the Independent Expert directs otherwise. The Independent Expert shall be deemed to act as expert and not as arbitrator in determining the claims, disputes and differences between the parties arising in connection with this Schedule. In the absence of manifest error or bad faith, the Independent Expert’s determination shall be conclusive and binding.

7.	COMPLIANCE

Without prejudice to any other remedy available pursuant to this Schedule or otherwise, if:

(A)	there is a requirement on one party (the “first party”) under this Schedule to provide information or assistance to the other party (the “second party”); and

(B)	the first party fails to provide such information or assistance to the second party in accordance with the terms of this Schedule or provides inaccurate or false information to the second party;

the first party shall indemnify the second party on an after-Tax basis for any losses suffered by the second party (including any interest or penalties imposed by a Tax Authority) which would not have arisen but for such failure or the provision of such inaccurate or false information.

8.	NOTICES

Any communications or notices to be sent by a party pursuant to this Schedule shall only be effective if in writing (including e-mail) and shall be sent to the other party at both its physical address(es) and e-mail address(es) and for the attention of the individuals set out below:

Party	Physical Address	For the attention of	E-mail address
Prudential	Its registered office from time to time	Kieran Devlin, Group Tax	***

Jackson	Its registered office from time to time	Aaron Maguire, Jackson Tax	***

provided that a party may change the above details by giving notice to the other party of the change in accordance with this paragraph 8.

SCHEDULE 8

FACE OF PRUDENCE DEVICE

IN WITNESS of which this document has been executed as a deed on the date which appears on page 1 above.

Executed as a deed by	)
PRUDENTIAL PLC acting by:	)	Director
)
)
	)	Director / Company Secretary

Executed as a deed by	)
JACKSON FINANCIAL INC. acting by:	)	Authorised signatory
)
)
	)	Authorised signatory
who, in accordance with the laws of the territory in which JACKSON FINANCIAL INC. is incorporated, are acting under the authority of JACKSON FINANCIAL INC.